Exhibit 10.9

LEASE

DATED [    ] DECEMBER, 2005

STEELS (UK) QRS 16-58, INC.

(as Landlord)

to

MURRAY INTERNATIONAL METALS LIMITED

(as Tenant)

Land and 3 buildings located at

NEWBRIDGE INDUSTRIAL ESTATE

NEWBRIDGE

MIDLOTHIAN

	15.15	Consent Standard	31
	15.16	OFAC Representation	32
	15.18	Consent to Registration	32

Schedule

1.	Land		34
2.	Title Conditions		35
3.	Reserved Rights		36
4.	Provisions for Rent Review		37
5.	Corporate and Financial Covenants		39
6.	Option to Purchase		40
7.	Percentage Allocation of Basic Rent		41
8.	Tenant’s Post Closing Obligations		42
9.	Particulars		43
10.	Guarantee		44

THIS LEASE is made

BETWEEN:

(1)	STEELS (UK) QRS 16-58, INC., a company incorporated under the laws of the State of Delaware (United States) with its address at a/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, Second Floor, New York, New York, 10020, USA, Attn: Director, Asset Management (the Landlord); and

(2)	MURRAY INTERNATIONAL METALS LIMITED, incorporated under the Companies Acts with company number 1241058 with its address at 95 High Street, Edgware, Middlesex HAS 7BD (the Tenant).

IT IS AGREED AS FOLLOWS:

1.	LEASE OF THE PREMISES

Landlord hereby lets to Tenant, and Tenant hereby takes and leases from Landlord the Premises for the Term and upon the provisions hereinafter provided.

2.	DEFINITIONS

In this lease agreement the following expressions have the following meanings:

Additional Rent means any and all sums whatsoever (other than the Basic Rent) payable by the Tenant to the Landlord under the provisions of this Lease together with all VAT payable on such sums;

Additional Rights means all wayleaves, servitudes, rights-of-way, rights, parts, privileges and pertinents, in and to the Land, including wayleaves and servitudes over other lands formally constituted by any express agreement;

Affected Premises means the Affected Premises as defined in clause 8.17.4;

Alteration or Additions means all alterations and additions made to any part of the Premises including without limitation additions or alterations to the Plant, changes to the existing design or appearance of the Premises or any alteration in or extension to the electrical installations located in the Premises or the erection of any new building;

Basic Rent means £1,198,650 per annum from the Commencement Date as increased in accordance with the provisions of Part 4 of the Schedule;

Breach Event means any of the events set out in clause 13;

Buildings means the 11,114 square foot, two-storey office building constructed on the Land described in section (A) of Part 1 of the Schedule which is part of the Office Premises; the 145,620 square foot manufacturing building constructed on the Land described in section (B) of Part 1 of the Schedule which is part of the Manufacturing 1 Premises; and the approximately 56,660 square foot manufacturing facility constructed on the Land described in section (C) of Part I of the Schedule which is part of the Manufacturing 2 Premises;

CA Termination Date means the CA Termination Date as defined in clause 8.17.4.

Cash Security Deposit means Cash Security Deposit as defined in. clause 8.15.3;

Casualty means any damage to, or destruction of, any Related Premises;

Commencement Date means [    ] December, 2005;

Competent Authority means any national or local governmental agency, body or other entity having enforcement or regulatory powers in Scotland in respect of any Environmental Law;

Compulsory Acquisition means any expropriation or taking of all or a portion of any Related Premises (1) in or by compulsory purchase, vesting order or any other Acts or proceedings of Parliament, the Scottish Parliament, the European Community, any local or governmental authority and any court or agency pursuant to any Law, general or special, or (ii) by reason of any agreement with any of the foregoing bodies in settlement of or under threat of any such proceedings, or (iii) by any other means. The Compulsory Acquisitions shall be considered to have taken place as of the later of the date actual physical possession is taken by the acquirer, or the date on which the right to compensation and damages accrues under the law applicable to the Premises;

Compulsory Acquisition Notice means notice or actual knowledge of the institution of or intention to institute any proceeding for Compulsory Acquisition;

Credit Entity means any Person that immediately following such assignation or subletting and having given effect thereto will have a publicly traded unsecured senior debt rating of “Baa2” or. better from Moody’s Investor Services, Inc. or a rating of “BBB” or better from Standard & Poor’s Corporation (or, if such Person does not then have rated debt, a determination that by either of such rating agencies its unsecured senior debt would be so rated by such agency and will not be on “Negative Credit Watch”), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord.

Dangerous Substances means any substance (whether in the form of a solid, liquid, gas or vapour) the generation, keeping, transportation, storage, treatment, use or disposal of which gives rise to a risk of causing harm to man or to any other living organism or causing damage to the environment and includes (but without limitation) any controlled special, hazardous, toxic, radioactive or dangerous waste;

Environmental Law means any and all laws (including common law) or regulations existing, adopted, made, commenced, introduced or otherwise brought into force in Scotland prior to or after the date of this Lease and byelaws, judgments, notices, orders, directions, instructions or awards of any Competent Authority and which have as purpose or effect the protection of the environment and/or the prevention of harm or damage to the environment, to human health or to the health of any other living organism or to property;

Environmental Permits means any and all consents, permits or authorisations required under Environmental Law in connection with the Tenant’s use and occupation of the Premises;

Fair Market Value means the fair market value of each of the Related Premises as of the date of the Option Exercise Notice and assuming that each Related Premises is (i) in the condition required by this Lease and (ii) encumbered by this Lease and assuming the Term has been extended for all extension periods provided herein as described in clause 10. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in clause 10;

Fair Market Value Date means the date when the Fair Market Value is determined in accordance with clause 10;

GAAP means generally accepted accounting principles, standards and practices in the United Kingdom consistently applied;

Guarantee means each of (i) the Guarantee of even date granted by the Guarantor to Landlord and (ii) the Guarantee to be granted by Murray International Metals PTE Limited, incorporated under the Singapore Companies Acts with company number 2002201097M with its registered address at 438 Alexandra Road #04-01, Alexandra Point, Singapore 119958, to Landlord in the form annexed hereto as Part 10 of the Schedule as provided in the provisions of clause 8.15.2;

Guarantor means, jointly and severally, (i) the Guarantor defined in Part 9 of the Schedule and (ii) subject to clause 8.15.2, Murray International Metals PTE Limited, incorporated under the Singapore Companies Acts with company number 2002201097M with its registered address at 438 Alexandra Road #04-01, Alexandra Point, Singapore 119958;

Holding Company has the meaning given to it in sections 736 of the Companies Act of 1985 (as amended);

Initial Term means Initial Term as defined in Part 9 of the Schedule and in clause 5.1;

Insurance Premiums means all sums payable by the Tenant pursuant to clause 7;

Insured Risks means the risks insured to be against under clause 7.1.1;

Interest means interest at the Interest Rate payable from the date of demand by the Landlord (or if earlier the date at which monies become due or at which the Landlord expends monies in respect of which interest is required under this Lease) until the date of payment to the Landlord compounded on an annual basis, to the extent permitted by Law;

Interest Rate means Interest Rate as defined in Part 9 of the Schedule;

Invoice means any invoice issued by Landlord to Tenant for the payment of Additional Rent or other amounts (except for Basic Rent) to be paid by Tenant to Landlord under the terms of this Lease;

Land means the land described in Part 1 of the Schedule;

Landlord means the Person first named herein as Landlord and its successors and assignees;

Law includes any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, statutory instrument, treaty or other legislative measure having effect in Scotland and any present or future directive, regulation, guideline, practice, concession, request or requirement issued by any Scottish or non-Scottish government body, agency or department or any central bank or other fiscal, monetary, regulatory, self regulatory or other authority or agency which has authority in Scotland;

Lease means this Lease;

Lease Year means, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term;

Lender means any Person (and its respective successors and assignees) which may, on or after the date hereof, make a Loan to the Landlord;

Letter of Credit means Letter of Credit as defined in clause 8.15.3;

Loan means any loan made by Lender to the Landlord;

Net Award means the entire award payable to the Landlord by reason of a Compulsory

Acquisition or insurance proceeds payable by reason of a Casualty whether pursuant to a judgment or by agreement or otherwise, less any expenses incurred by the Landlord in collecting such award or proceeds;

OFAC means the Office of Foreign Asset Control of the Department of the Treasury of the United States of America, codified at 31 C.F.R. Part 500 (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism);

Offer Amount means the sum of the Fair Market Value of the Premises and the applicable Prepayment Premium which the Landlord will be required to pay in prepaying any Loan with proceeds of the Offer Amount;

Option means Option as defined in Part 6 of the Schedule;

Option Exercise Notice means Option Exercise Notice as defined in Part 6 of the Schedule; Outgoings means Outgoings as defined in clause 8.9.1;

Partial Compulsory Acquisition means any Compulsory Acquisition of a Related Premises which is, in the reasonable opinion of the Landlord, of non-material part(s) of such Related Premises;

Permitted Use means Permitted Use as defined in Part 9 of the Schedule;

Person means an individual, legal person or other entity having no legal personality under the Law;

Planning Acts means the Town and Country Planning (Scotland) Act 1997, the Planning (Hazardous Substances) (Scotland) Act 1997, the Planning (Listed Buildings and Conservation Areas) (Scotland) Act 1997 and the Planning (Consequential Provisions) (Scotland) Act 1997 or any statutory modifications or re-enactments thereof for the time being in force and any rules, regulations or others made thereunder or otherwise relating to the development or use of properties;

Plant means all plant and machinery now in or serving the Premises including (but without limitation) all window cleaning plant and machinery, all electrical systems, all fire detection and fire prevention systems, all cranes and all related control or monitoring systems and installations and dock loading bays and together also with all plant and machinery which may from time to time be installed to replace any item of the foregoing and provided that all items comprising Tenant’s fittings, plant and machinery used in the operation of its business (exclusive of any cranes at the Premises on the Commencement Date) shall not be included in this definition of Plant;

Post Closing Obligations shall mean those obligations of Tenant specified in Part 8 of the Schedule.

Preapproved Assignee shall mean a Credit Entity or any Person that is and continues for the balance of the Term to be a member of Tenant’s Group.

Premises means the Office Premises, the Manufacturing 1 Premises and the Manufacturing 2 Premises, which shall include the portions of the following items now or hereafter located thereon or therein and appertaining thereto: (i) the Additional Rights, (ii) the Buildings, and (iii) the Plant;

Prepayment Premium means any payment required to be made by the Landlord to a Lender under a Loan solely by reason of any prepayment by the Landlord of any principal due under a Loan;

Quarter days means the Scottish Quarter Days, namely Candlemas (28 February), Whitsunday (28 May), Lammas (28 August) and Martinmas (28 November) in each year;

Related Premises means all or any one of the Office Premises, Manufacturing I Premises and Manufacturing 2 Premises;

Relevant Person means Relevant Person as defined in clause 12.11;

Remaining Premises mean the Related Premises which are not Affected Premises; Renewal Term means Renewal Term as defined in clause 5.2;

Rent means Basic Rent and Additional Rent;

Rent Payment Date means (a) with respect to each payment of Basic Rent each Quarter day during the Term and (b) with respect to any payment of Additional Rent which is to be made to Landlord (as opposed to a third Person) within five (5) days following receipt of an Invoice;

Rent Review means an adjustment of Rent in accordance with the provisions of Part 3 of the Schedule;

Rent Review Date(s) are as described in Part 4 of the Schedule;

Requisite Notice means a notice to the Tenant forty eight (48) hours before any entry is made on any Related Premises provided that in the case of an emergency no notice will be required;

Schedules means the schedule in ten (10) parts annexed and signed as relative hereto, which Schedule shall be treated as forming part of this Lease;

Scottish RICS means the Scottish Branch of The Royal Institution of Chartered Surveyors; Secured Creditor means Secured Creditor as defined in clause 13.1.2;

Security Deposit means Security Deposit as defined in clause 8.15.2;

Standard Security means any document which secures the Landlord’s obligation repay a Loan;

Subsidiar(y)(ies) has the meaning given to it in sections 736 of the Companies Act 1985 (as amended);

Surviving Obligations means any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

Tenant shall mean the said Murray International Metals Limited and successors in title which are permitted by the terms of this Lease subject always to the provisions of clause 12.2;

Tenant’s Group means the Tenant and all its subsidiaries, from time to time, any Holding Company of the Tenant, from time to time, and all subsidiaries of any such Holding Company, from time to time;

Term means the Initial Term and any effective Renewal Term;

Termination Date means the date of expiration or sooner determination of the Term;

Termination Event means a Termination Event as defined in clause 8.17.4.

Termination Notice means a three (3) month notice from the Tenant to the Landlord under clause 8.17.4 that the Tenant is electing to terminate the Lease as permitted thereunder;

Title Condition means a real burden, title condition, reservation, wayleave, condition, servitude or provision or restriction contained in the title to the Premises or applicable at common law or by statute affecting the Premises; and

VAT means Value Added Tax as defined in the Value Added Tax Act 1983 and shall include any tax of a similar nature imposed in substitution for on in addition to that tax.

3.	INTERPRETATION

In this Lease:

3.1	Where any act is prohibited the Tenant will not allow or suffer such act to be done by someone under the Tenant’s direction or control (which shall include any sub tenant or assignee).

3.2	The clause headings (except for the definitions) are for ease of reference and are not to be used for the purposes of construing this Lease.

3.3	References to clause numbers or schedules or paragraphs in schedules mean the clauses of or schedules to or paragraphs in schedules to this Lease.

3.4	Words importing persons include farms, companies and corporations and vice versa.

3.5	Words importing one gender will be construed as importing any other gender.

3.6	Words importing the singular will be construed as importing the plural and vice versa.

4.	THE GRANT; RENT

The Landlord LETS to the Tenant ALL and WHOLE the Premises EXCEPTING AND RESERVING to the Landlord the reserved rights specified in Part 2 of the Schedule from and including the Commencement Date for the Term SUBJECT to all title conditions, rights, servitudes, easements privileges restrictions, burdens and stipulations of whatever nature affecting the Premises and FURTHER SUBJECT to the obligations and other matters contained in or referred to in the Part 2 of the Schedule FOR WHICH CAUSES the tenant undertakes to pay to the Landlord:

4.1

The Basic Rent during the Term annually and from and including the Commencement Date. Basic Rent shall be paid quarterly, i.e., for the next three (3) calendar months, in each case to be paid by quarterly payments in advance on each Rent Payment Date in every Lease Year, the first (1st) such payment to be made on the Commencement Date and to be in respect of the period from and including the Commencement Date to and including the day immediately preceding the next following Quarter day. For avoidance of doubt, the Basic Rent is a net amount and each instalment will therefore be increased by the applicable VAT. Basic Rent shall be deemed allocated among the Premises in the percentages specified in Part 6 of the Schedule.

4.2	From and including the Commencement Date the Tenant shall pay Additional Rent, including all Outgoings, interest, VAT on all such Additional Rent and Outgoings and any and all other taxes or sums whatsoever as become payable or refundable by the Tenant to the Landlord or any other Person under the provisions of this Lease.

4.3	If required by the Landlord the Tenant shall pay the Basic Rent reserved by clause 4.1 and VAT by cleared funds transfer or banker’s standing order to one (1) bank account in the United Kingdom which the Landlord has notified in writing to the Tenant from time to time.

5.	LEASE TERM

5.1	The initial term of this Lease shall be for a period of twenty-five (25) years (the Initial Term), commencing on the Commencement Date.

5.2	The Initial Term will automatically be extended for two further terms of ten (10) years each (each such period, a Renewal Term) unless the Tenant gives written notice to the Landlord not less than twelve (12) months prior to the end of the Initial Term with respect to the first extension and twelve (12) months prior to the end of the first Renewal Term with respect to the second extension that it does not wish to extend the term, and the terms and conditions in this Lease shall apply to any such extension (except that the Tenant shall not be entitled to any additional extensions). For the sake of clarity, each extension of the Initial Term shall be confirmed in writing by the Tenant and the Landlord not later than one (1) month following the beginning of such Renewal Term.

6.	CONDITION; SINGLE LEASE TRANSACTION

6.1	The Tenant acknowledges that the Premises are in good and substantial condition and repair at the inception of this Lease and in all respects fit for the purpose for which they are let. THE LANDLORD LEASES AND WILL LEASE AND THE TENANT TAKES AND WILL TAKE THE PREMISES AS IS AND WITH ALL FAULTS. THE TENANT ACKNOWLEDGES THAT THE LANDLORD (WHETHER ACTING AS THE LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL THE LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PREMISES. THE TENANT ACKNOWLEDGES THAT THE PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PREMISES HAVE BEEN INSPECTED BY TEE TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY D SECT OR DEFICIENCY IN ANY OF TEE PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, THE LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN DELICT). THE PROVISIONS OF THIS CLAUSE 6.1 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY THE LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PREMISES.

6.2	THE LANDLORD AND THE TENANT AGREE THAT IT IS THEIR MUTUAL INTENT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS INCLUDED IN ANY AND ALL OF THE PREMISES (WHEREVER LOCATED), THAT THIS LEASE IS NOT INTENDED AND SHALL NOT BE CONSTRUED TO BE SEPARATE LEASES AND THAT ALL THE TERMS AND CONDITIONS HEREOF SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF THE LANDLORD AND TEE TENANT WITH RESPECT THERETO. ANY BREACH EVENT HEREUNDER IN CONNECTION WITH ANY RELATED PREMISES SHALL BE DEEMED TO BE A BREACH EVENT WITH RESPECT TO THE ENTIRE PREMISES (WHEREVER LOCATED). THE FOREGOING AGREEMENTS AND WAIVERS BY THE TENANT IN THIS CLAUSE 6.2 ARE MADE AS A MATERIAL INDUCEMENT TO THE LANDLORD TO ENTER INTO THE TRANSACTION CONTEMPLATED BY THIS LEASE AND THAT, BUT FOR TEE FOREGOING AGREEMENTS AND WAIVERS BY THE TENANT, THE LANDLORD WOULD NOT CONSUMMATE THIS LEASE TRANSACTION.

7.	INSURANCE

7.1	The Tenant shall:

7.1.1	insure the Premises, pay the Insurance Premiums and maintain the following insurance in the joint names of the Landlord and the Tenant and if reasonably requested by the Landlord with cover also being in the joint names of any Lender or with the interest of any Lender being noted on the policy (and with the Lender being loss payee), for their full reinstatement value, including the costs of demolition and site clearance, temporary works, compliance with local authority requirements in connection with any works of repair or reinstatement, architects’, surveyors’ and other professional fees and other incidental expenses, and in each case with due allowance for inflation and VAT, against;

(i)	loss or damage by fire, explosion, storm, tempest (including lightning), flood, earthquake, burst pipes, impact, heave, subsidence and (in peacetime) aircraft and articles dropped therefrom, riot, terrorism, civil commotion and malicious damage impact by road vehicles and such other risks against which the Landlord may from time to time deem necessary to insure (or the Tenant may from time to time request in writing) acting reasonably;

(ii)	the loss of rent payable under this Lease from time to time (having regard to the review of Basic Rent which may become due under this Lease) for three (3) years or for such longer period as the Landlord and the Tenant may from time to time agree to in writing as being sufficient or for the purposes of planning and carrying out any reinstatement of the Premises following a Casualty or a Partial Compulsory Acquisition;

(iii)	civil liability in the joint names of the Landlord and the Tenant arising out of or in connection with any matters involving or relating to the Premises in an amount satisfactory to the Landlord, acting reasonably; and

(iv)	such other insurance coverage as the Landlord shall reasonably request.

7.1.2	at least one (1) month prior to modifying or replacing any insurance required under clause 7.1, provide the Landlord with full details of the proposed insurance for the Landlord’s approval including, but not limited to, details of the insurer, the form of policy, any excesses and deductible exclusions and limitations under the policy, details of the full reinstatement value including all professional fees, and details of all other amounts insured under the policy provided that in the absence of the Tenant receiving an objection in writing from the Landlord prohibiting the same, nothing shall prohibit the Tenant from renewing, modifying or replacing any insurance required under clause 7.1.1 as proposed;

7.1.3	at all times that all insurance policies contain

(i)	a clause whereby such insurance policy will not be vitiated or avoided as against a Lender or a security holder in the event or as a result of any misrepresentation, act or neglect or failure to make disclosure on the part of the insured party or any circumstances beyond the control of any insured party; and

(ii)	terms prohibiting the insurer from vitiating or avoiding any insurance policy as against a Lender or a security holder in the event of any misrepresentation, act or neglect or failure to make full disclosure on the part of the Landlord, the Tenant or other insured party and a waiver of all rights of subrogation in favour of Landlord and Lender.

7.1.4	notify the Landlord of any material changes in the risks covered and the terms of the insurance policy from time to time and also, subject to the time period set out in 7.1.2 above, at any time at the request of the Landlord, produce details to the Landlord of the terms of the current insurance policy and evidence of the payment of the current premium;

7.1.5	pay within ten (10) days of demand the reasonable costs incurred or payable by the Landlord in connection with the Landlord obtaining any valuation of the Premises for insurance purposes, as long as such valuation is made at least three (3) years after any previous such valuation;

7.1.6	comply with the reasonable requirements of the insurers relating to the Premises;

7.1.7	promptly, but in any event within three (3) days of the occurrence, give the Landlord written notice of any damage to or destruction of the Premises;

7.1.8	pay the Landlord within ten (10) days of demand the reasonable costs incurred by the Landlord in connection with any insurance claim relating to the Premises arising from any insurance taken out by the Landlord pursuant to clause 7.3;

7.1.9	provide to Landlord certificates and certified copies of policies and receipts with respect to the payment of premium within thirty (30) days following issue of certificates and policies; and

7.1.10	ensure that the Lender is entitled to the right of subrogation under the policies.

7.2	Reinstatement

7.2.1	If any part of any Related Premises is damaged by any of the Insured Risks then subject to:

(i)	clauses 7.3;

(ii)	the Landlord receiving the Net Award;

(iii)	the Tenant paying the difference, if any, between the cost of reinstatement and the Net Award to the extent necessary in order to complete reinstatement of such Related Premises;

(iv)	the Tenant not being in arrears with the Rent; and

(v)	there are no administrative, technical or legal grounds that would render a reinstatement impossible.

upon receipt of any Net Award the Landlord will in accordance with clause 8.18 make the Net Award available to the Tenant (except those amounts relating to fees and loss of Rent) for the Tenant to apply in reinstating the damaged Related Premises. The Tenant will pay to the Landlord within fifteen (15) days of demand the amount equivalent to any policy excess which may be applicable to such insurance.

7.2.2	If the payment of any insurance monies is refused for any reason, the Tenant will pay to the Landlord within fourteen (14) days of demand the amount so refused.

7.2.3	The Landlord will not be obliged to comply with the obligations under clause 7.2.1 if payment of the insurance monies has been refused in whole or in part by reason of any act or default of the Tenant or anyone under its control and the Tenant has not complied with its obligations in clauses 7.2.1 and 7.2.2.

7.2.4	For the avoidance of doubt, nothing in this Lease imposes an obligation on the Landlord at any time, for any reason, to reinstate the damaged Related Premises.

7.2.5	This lease shall not terminate as a result of a Casualty but shall, notwithstanding any Casualty, damage or destruction and any rule of law to the contrary, remain in full force and effect and the Tenant shall not be entitled to terminate it. In addition, the Tenant shall, as soon as possible, be obliged to arrange for the performance of construction work aimed at reinstating the Premises. The detailed scope and the schedule for the works, as well as the selection of a contractor, will be subject to the Landlord’s approval. The Tenant shall ensure that such contractor grants a construction quality guarantee (as to the performed reinstatement works) for the joint benefit of the Landlord and the Tenant.

7.3	Landlord’s insurance

7.3.1	If the Tenant fails to produce satisfactory evidence that it is complying with clause 7.1, or the Landlord otherwise has reasonable grounds for believing that the Tenant is or may be in breach of its obligations in clause 7.1 or as may be required by a Lender, then the Landlord may effect and maintain insurance of the Premises against any of the Insured Risks at its discretion and the Tenant shall pay to the Landlord within five (5) days of demand the cost to the Landlord of effecting such insurance.

7.3.2	Immediately upon the Landlord giving notice to the Tenant that the Landlord has insured the Premises against any of the Insured Risks, the Tenant shall not maintain or take oat any insurance of the Premises for such risks in its own name.

7.3.3	All insurance monies payable under any insurance taken out by the Landlord shall belong to the Landlord; provided, however, that any Net Award shall be made available by the Landlord to the Tenant for the restoration of the Premises pursuant to and in accordance with the provisions of clauses 8.18.1 and 8.18.2, as applicable

7.4	If any part of the Premises is damaged by any of the Insured Risks and becomes unfit for occupation or use and the policy or policies of insurance shall not have been vitiated or payment refused in whole or in part as a result of some act or default of the Tenant or anyone under its control and the Landlord has received the monies in respect of loss of rent referred to in clause 7.1.1 from the insurers then,

(i)	in the case of a total loss, the Tenant’s obligation to pay Rent; and

(ii)	in the case of a partial loss, the Tenant’s obligation to pay a fair proportion of the Rent,

will be suspended until the earlier of the date on which Premises are fit for occupation or the date on which the monies received by the Landlord in respect of loss of rent insurance have been exhausted.

In relation to calculating the fair proportion, the Basic Rent that shall be payable shall be based upon the proportion of the usable portion of the damaged Related Premises. Any dispute regarding the amount of said suspension of Basic Rent shall be referred to the award of a single arbiter to be appointed in default of agreement upon the application of either party by the Chairman (or other Senior Office Holder) for the time being of the Scottish RIGS in accordance with the provisions of the Arbitration Acts but further providing that under no circumstances shall the amount of Basic Rent which ceases to be payable under this Lease exceed the amount received by the Landlord in respect of loss of rent referred to in clause 7.1.1.

8.	TENANT’S OBLIGATIONS

The Tenant undertakes to the Landlord:

8.1	Rent

To pay the Rent and other amounts reserved by this Lease in accordance with the Lease without deduction or set-off and if the Basic Rent first reserved under this Lease is not paid on the applicable Rent Payment Date or the Additional Rent under this Lease is not paid within four (4) days of the applicable Rent Payment Date or any other sums due under this Lease are unpaid for more than seven (7) days after the due date or if any sums due under this Lease are refused as a result of any breach or any anticipated breach of obligation by the Tenant to pay interest at the Interest Rate.

8.2	Repair and Replacement

8.2.1	At all times to repair or if necessary (in the opinion of a surveyor from a nationally recognised firm of chartered surveyors as chosen by the Landlord) to replace (including roof structure mechanical and electrical installations and equipments) and to keep the Premises (including any part unbuilt upon) in good and substantial repair and condition irrespective of the cause of disrepair, damage and/or destruction and whether arising as a result of any defect, whether patent, latent and/or inherent or otherwise, and to yield up the same at the Termination Date in accordance with the obligations by the Tenant contained in this Lease.

8.2.2	To keep the Premises in a clean and tidy condition and properly cleansed and free from obstruction.

8.2.3	To comply with the terms of all warranties, guarantees or similar documents which apply to all or any part of the Premises.

8.2.4	To repair or replace forthwith by articles of similar kind and quality and at its own expense any Plant (other than the Tenant’s or trade fixtures and fittings) in the Premises which shall become in need of repair or replacement.

8.2.5	To keep any part of the Premises which may not be built upon adequately surfaced in good condition swept clean and all landscaped areas properly cultivated and free from weeds and to ensure all grassed areas are mown and all parking spaces adequately stripped and surfaced and free from ice and snow as and when necessary so that the same shall have a neat and tidy appearance at all times.

8.3	Alterations and additions

8.3.1	Not to make any Alterations or Additions to any part of the Premises without (in all cases) obtaining the written prior consent of the Landlord if the effect of such Alterations or Additions is reasonably likely to adversely affect the market value of the Premises or any part thereof and, in any event, the Landlord may require the security or guarantee referred to in clause 8.3.3(ii) in respect of reinstatement.

8.3.2	If the Tenant makes any Alterations or Additions to the Premises in breach of this clause 8.3 then, in addition to any other remedies and powers available to the Landlord (and without prejudice to them) the Landlord may remove and reinstate such Additions or Alterations and the proper cost of carrying out such work will be repaid to the Landlord by the Tenant within fourteen (14) days of demand.

8.3.3	Unless the Landlord directs the Tenant in writing to the contrary, to remove no later than the Termination Date any Alterations, Additions or improvements made to the Premises, remove any plant and machinery installed by the Tenant at the Premises by the Tenant or any other occupier and forthwith make good any damage caused by such removal to the Landlord’s reasonable satisfaction provided that:

(i)	The Tenant shall irrespective of the foregoing provisions be entitled to remove all the Tenant’s fixtures and fittings and all plant and machinery at any time during the term provided that the Tenant makes good forthwith all damage caused to the Premises by such removal to the Landlord’s reasonable satisfaction.

(ii)	If the Landlord requires the Tenant shall provide adequate security or guarantees to fully secure the liability to reinstate any Alterations or Additions or improvements in accordance with the tetras of this clause such security or guarantee to be provided at the time of obtaining the Landlord’s consent in accordance with clause 8.3.1.

8.3.4	If the Tenant makes any Alterations or Additions to the Premises, Tenant shall (i) notify the Landlord in writing prior to commencing any work in relation thereto, (ii) furnish to the Landlord copies of all statutory or other consents or approvals required, (iii) otherwise comply in full with the provisions of this Lease in relation to the carrying out of such work, and (iv) provide Landlord with any statutory notice, if any (provided that prior written consent to such Alterations or Additions shall only be required to the extent set forth in clause 8.3.1).

8.4	Signs and reletting notices

At the end of the Term to remove any signs at the Premises and make good any damage caused by that removal to the reasonable satisfaction of the Landlord.

8.5	Use; Occupancy

8.5.1	Not to use the Premises except for any use falling within the Permitted Use.

8.5.2	Not to vacate or leave unoccupied the Premises, except as the Landlord may first approve in writing, or abandon the Premises, provided, however, Tenant may vacate the Premises so long as Tenant remains otherwise in compliance with this Lease.

8.6	Not to overload

Not to place or keep on in the Premises any heavy articles or structures in such position or in such quantity or weight or otherwise in such manner howsoever as to overload or cause damage to or be likely to overload or cause damage to the Premises.

8.7	Entry

8.7.1	To permit the Landlord and all persons authorised by it at all reasonable times upon Requisite Notice to enter and remain upon the Premises together with work people plant and materials:

(i)	to examine their condition and to take schedules of repairs and the like and inventories of fixtures and fittings which are fixed to the Premises;

(ii)	to execute any works of construction repair decoration or of any other nature within the Premises or the Plant pursuant to clause 8.7.2 and to carry out any repairs, decorations or other work which the Landlord must or may carry out under the provisions of this Lease upon or to the Premises;

(iii)	to exercise without interruption or interference any of the rights excepted or reserved to the Landlord by this Lease;

(iv)	in the last year before the Termination Date to affix a sign or signs indicating that the Premises are to let or for sale unless the Lease will automatically be renewed or the Tenant is actively pursuing its right to renew the Lease; and

(v)	for any other purpose connected with the interest of the Landlord in the Premises including (but without ]imitation) for the purpose of valuing or disposing of any interest of the Landlord.

Landlord shall not unreasonably interfere with Tenant’s business activities in connection with any entry by Landlord upon the Premises (except in the case of an emergency) and shall cause the least practicable inconvenience and make good any damage caused by it or those for whom it is responsible to the reasonable satisfaction of the Tenant.

8.7.2

If as a result of an inspection or otherwise the Landlord becomes aware of any breaches of the Tenant’s obligations under this Lease the Landlord may give notice in writing thereof to the Tenant and within a reasonable period (given the nature of the breach) after such notice or immediately in respect of an emergency notice, the Tenant will remedy such breach of obligation in accordance with such notice and the obligations contained in this Lease to the reasonable satisfaction of the Landlord and (subject to all required consents having been obtained which the Tenant shall make all reasonable attempts to ensure is done in a timely manner) if the Tenant fails within thirty (30) days of such notice or immediately-in case of emergency notice to commence and diligently and expeditiously to continue to comply with such notice or if the Tenant at any time makes default in the performance of any of the obligations contained in this Lease for or relating to the repair decoration or maintenance of the Premises but such period shall not exceed one hundred twenty (120) days from the giving of any such notice then (without prejudice to the right of re-entry and irritancy contained in this Lease) the Landlord may enter upon the Premises under clause 8.7.1 and carry out or cause to be carried out, all or any of the works referred to in such notice or remedy the default of the Tenant and in such circumstances the Landlord will be under no liability to make good any damage whatsoever and all proper costs of all such works and all proper expenses incurred in remedying such defaults in each case shall be paid by the Tenant to the Landlord within fourteen (14) days of demand.

8.8	Compliance with Law

8.8.1	To comply with all applicable Law including (but without limitation) any planning legislation and regulation or the carrying out by the Tenant of any operations on or use of the Premises.

8.8.2	At the Tenant’s expense to obtain from the appropriate authorities all licences, consents and permissions as may be required for the carrying out by the Tenant of any operations on or use of any part of the Premises.

8.8.3	Not at any time during the Term to do or permit or suffer anything which shall be a contravention of any applicable Law or of any licences, consents, authorisations, permissions and conditions (if any) from time to time granted or imposed under any applicable Law nor to permit anything which would be a contravention thereof and to comply with the same and to indemnify the Landlord in respect of such acts or omissions.

8.8.4	Not to make any application for planning permission without first producing a copy of the same and obtaining the prior written consent of the Landlord to such application which consent will not be unreasonably withheld or delayed.

8.8.5	Unless the Landlord directs otherwise in writing to carry out before the Termination Date any works stipulated to be carried out to the Premises as a condition of any planning permission which may have been granted during the Terra and implemented by the Tenant or any other person whether or not the date by which the planning permission requires such works to be carried out falls within the Term.

8.8.6	In any case where a planning permission is granted subject to conditions and if the Landlord reasonably so requires to provide security for the compliance with such conditions and such planning permission shall not be implemented until such security has been provided.

8.8.7	Not at any time during the Term to do permit or suffer on the Premises any act or cause or permit to be present on the Premises any matter or thing which may cause loss to the Landlord by reason of any Environmental Law.

8.8.8	Within seven (7) days of the receipt to give full particulars to the Landlord of any permission, notice, order or proposal relevant to the Premises or to the use thereof given to the Tenant or the occupier of the Premises (together with a copy of any notice, permission, letter or document) under any applicable Law and without delay to take all necessary steps to comply with such notice insofar as it relates to the Tenant’s use and occupation of the Premises and also at the reasonable request of the Landlord to make or join with the Landlord in making such objections and representations against or in respect of any such notice, order or proposal as aforesaid as the Landlord reasonably requires.

8.9	Outgoings, costs and fees

8.9.1	To pay and discharge all existing and future rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever and whether or not of a non-recurring nature (Outgoings) which now are or may be charged, levied, assessed or imposed upon the Premises, the Basic Rent or upon the Landlord or the owner or any occupier thereof, however nothing herein shall place any obligation on the Tenant to pay, discharge, contribute or reimburse the Landlord or the owner or any occupier amounts which represents that Landlord’s, owner’s or occupier’s general corporate and/or income tax (and, for the avoidance of doubt, “general corporate and/or income tax” shall not include any taxes under clause 4.2) and to pay, bear and discharge the proportion properly attributable to the Premises or the Rent of any outgoings as may be charged, levied, assessed or imposed upon any premises of which the Premises or the Rent form part (such proportion to be properly determined by the Landlord’s surveyor acting reasonably) and in relation to either party making any claim for relief against Outgoings payable in respect of the Premises, the parties agree to liaise with a view to structuring such claims so as to try to optimize the overall benefit to both parties of the same.

8.9.2	In the absence of direct assessment on the Premises, to repay to the Landlord the proportion properly attributable to the Premises (such proportion to be properly determined by the Landlord’s surveyor acting reasonably) within fourteen (14) days of demand all charges in respect of gas, electricity, steam, soil, water, telephone, electrical impulses and other services supplied to or consumed in the Premises to the extent that the Landlord has paid the same.

8.9.3	To pay to the Landlord all proper and reasonable costs, charges and expenses (including professional advisers’ costs and fees and Sheriff Officer’s fees) properly incurred by the Landlord:

(i)	in the preparation and service of a schedule of dilapidations at any time during or within six (6) months after the Term;

(ii)	in connection with any breath of the Tenant’s obligations by or the recovery of arrears of Basic Rent or Additional Rent due from the Tenant under this Lease; and

(iii)	in respect of any application for consent required by this Lease whether or not such consent is granted or the application is withdrawn.

8.9.4	To pay on all overdue amounts of Rent from the respective due dates therefore (i) interest at the Interest Rate and (ii) the reasonable costs, charges and expenses (including professional advisers’ costs and fees and Sheriff Officer’s fees) properly incurred by the Landlord in connection with such failure to pay, to reimburse Landlord for its cost and inconvenience incurred as a result of Tenant’s failure, provided, however, that with respect to the first late payment of all or any portion of any instalment of Basic Rent in any Lease Year, the whereof payable as aforesaid shall not be due and payable unless the Basic Rent has not been paid within five (5) days’ following the due date thereof

8.10	Taxes

To pay any and all VAT incurred or imposed on any payment made by the Tenant under this Lease to and to pay any Stamp Duty Land Tax or other fees assessed or assessable on this Lease.

8.11	General requirements concerning use

8.11.1	Not to use any part of the Premises for any offensive trade or business nor for any illegal or immoral act or purpose nor for gaming and not to commit any nuisance or do anything which may cause damage or disturbance to the Landlord or any other person.

8.11.2	Except where the Tenant has obtained and complies with all Environmental Permits relating to the same, not to bring onto nor to permit to remain upon the Premises any dangerous, hazardous, poisonous, specially combustible or inflammable, explosive, noxious or offensive substance and to take all necessary steps to ensure that any such substance does not cause any injury or harm whatsoever and to prevent the escape of such substances and to keep the Premises free from any pollution whatsoever,

8.11.3	Not to use any part of the Premises in such manner as to subject it to any strain or interference which is in excess of that which the Premises were designed or have been subsequently modified to bear and not to install machinery on the Premises which shall cause noise or cause vibration in excess of statutory limits.

8.11.4	Not to do anything on the Premises which might reasonably be expected to produce directly or indirectly corrosive fumes or vapors or moisture or humidity in excess of that which the Premises were designed or have subsequently been modified to bear.

8.11.5	Not to cause or permit to exist a nuisance.

8.12	Indemnity

The Tenant will fully pay, protect, defend, indemnify and hold harmless the Landlord from and against all actions, demands, proceedings, claims, damages, losses, costs, expenses and liabilities arising directly or indirectly out of the existence state of repair or use of the Premises any breach of the Tenant’s obligations contained in this Lease or any failure to comply with any applicable Law and against any liability for any value added taxes, tax, stamp duty land tax or other fees specifically imposed on the Landlord in connection with the Premises or the Rent of whatsoever nature including penalties and interest on such overdue or unpaid tax (and penalties for failure to give appropriate notices and information under any applicable Law) for which the Landlord shall be liable as a result of any development carried out on the Premises by the Tenant or its permitted sub-tenant and shall within fourteen (14) days of demand pay to the Landlord the amount of any such sum.

8.13	Corporate and Financial Covenants

The Tenant undertakes and obliges itself to the Landlord that the Tenant shall throughout the Term comply with all the covenants and agreements on its part set out in Part 5 of the Schedule.

8.14	Environmental requirements

The Tenant undertakes and obliges itself to the Landlord as follows:

8.14.1	to ensure at all times throughout the Term that the Premises and Tenant are in compliance in all respects with Environmental Law in its use and occupation of the Premises and, in particular, but without limitation, that the Tenant or any other occupier of the Premises obtains and complies with all Environmental Permits required for the storage, use or disposal of any Dangerous Substances at, on or from the Premises;

8.14.2	not at any time during the Term to cause or permit the deposit, spillage or release onto the surface or into the sub-soil of the Premises of any Dangerous Substances otherwise than in accordance with the terms of an Environmental Permit;

8.14.3	not at any time during the Term to do or permit to be done anything on the Premises which could cause disturbance to the operation of or damage to the fabric of any above ground or under ground storage tanks and associated lines or pipe work at the Premises;

8.14.4

in the event of a breach of its obligations contained in 8.14.1, 8.14.2 or 8.14.3 above, to notify the Landlord immediately in writing of same and forthwith and with all due speed and diligence to carry out such works of investigation and remediation as may be necessary to remedy the consequences of the breach and to reinstate the Premises to their condition prior to the occurrence of the breach (taking into account at all times all proper requirements of the Landlord with regard to the nature and scope of such works) provided that the Landlord shall have the option at its sole discretion to assume conduct of any such works in which case the Tenant shall reimburse the Landlord within seven (7) days of a written demand in respect of all properly incurred costs, fees, (including professional fees) and expenses incurred in carrying out such works;

8.14.5	that it will assume full responsibility for meeting all liabilities, claims, costs and expenses arising or incurred during the Term in respect of or in any way related to the presence in, on, over or under the Premises of any Dangerous Substances (regardless of when such Dangerous Substances first came to be present in, on, over or under the Premises) including liability for and the costs of any works of remediation (including on going monitoring) which may be required in order to mitigate or prevent a liability under Environmental Law or as may be requested by a Competent Authority at any time in the future and that it will comply with all requirements of any Competent Authority made at any time thereunder provided that the Tenant shall have no responsibility or obligation where such liabilities, claims, costs or expenses arose solely out of the gross negligence or wilful misconduct of the Landlord, its servants, employees, agents or independent contractors employed by the Landlord.

8.15	Post-Closing Obligations.

8.15.1	Pursuant to that certain Phase I environmental audit report of the Premises performed by ENVIRON UK Limited and dated October 20, 2005, Tenant shall complete the Post Closing Obligations within the time periods specified in Part 8 of the Schedule.

8.15.2	On the date hereof, Pipe Acquisition Limited executed the Guarantee in favour of Landlord. In consideration for the consummation for this Lease, the Landlord and the Tenant have agreed that within forty (45) days after the date of this Lease, Tenant shall use reasonable endeavours (and, if permitted by law) to cause Murray International Metals PTE Limited to execute a Guarantee in favour of Landlord in the form annexed hereto as Part 10 of the Schedule. If Tenant shall fail to deliver such Guarantee for any reason whatsoever prior to the end of such forty-five (45) day period, then the Tenant shall deliver to the Landlord a security deposit (the Security Deposit) in the amount of £599,325 at which time the Tenant shall have an additional period of forty-five (45) days to use reasonable endeavours (and, if permitted by law) to deliver the aforementioned Guarantee from Murray International Metals PTE Limited and if the Tenant shall again fail to deliver such Guarantee for any reason whatsoever prior to the end of such additional forty five (45) day period, the Security Deposit shall be increased so that the total amount of the Security Deposit shall be equal to £1,198,650. For the avoidance of doubt, the Tenant shall be entitled to provide such Guarantee at any time after such additional forty-five (45) day period and on the provision of such Guarantee the Security Deposit shall be released in accordance with clause 8.15.5.

8.15.3

The Security Deposit shall be in the form of an irrevocable letter of credit (the Letter of Credit) and shall be issued by a bank reasonably acceptable to the Landlord and having a long-term unsecured debt rating of not less than “A” from Standard & Poor’s Corporation and in form and substance reasonably satisfactory to the Landlord. The Security Deposit shall remain in full force and effect during the Term, subject to the provisions of clause 8.15.5, as security for the payment by the Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein, and the Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof lithe Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Letter of Credit and to deposit the proceeds of the Letter of Credit as a cash security deposit (the Cash Security Deposit) in any account for the benefit of Landlord. The Cash Security Deposit shall not be commingled with other funds of Landlord or other Persons and no interest thereon shall be due and payable to the Tenant.

8.15.4	If at any time a Breach Event shall have occurred and be continuing, the Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which the Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by the Landlord in curing any Breach Event of the Tenant, and/or (iv) any other sums due to the Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by the Landlord by reason of such Breach Event, including any rights of the Landlord under clause 14 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and the Tenant acknowledges and agrees that such proceeds properly applied in accordance with this Lease shall not constitute assets or funds of the Tenant or its estate, or be deemed to be held in trust for the Tenant, but shall be, for all purposes, the property of the Landlord. Tenant further acknowledges and agrees that (1) Landlord’s application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Rent or the reduction of any damages due the Landlord in accordance with clause 14 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by the Landlord towards the payment of Rent or any other sums due under this Lease shall not constitute a cure by the Tenant of the applicable Breach Event provided that a Breach Event shall not exist if Tenant restores the Security Deposit to its full amount within Eve (5) days and in accordance with the requirements of this clause 8.15.3, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

8.15.5	On the earlier of (i) the expiration of the Term, (ii) after receipt by the Landlord of the aforementioned Guarantee in clause 8.15.2, or (iii) on the assignment of this Lease in accordance with clause 12 to either (1) a Credit Entity, (2) an Asset Credit Entity or (3) a Person whose obligations are guaranteed by a Credit Entity or an Asset Credit Entity pursuant to a Guarantee in the form annexed hereto as Part 10 of the Schedule, the Letter of Credit or the Cash Security Deposit, as the case may be, shall be promptly returned to the Tenant.

8.16	The Construction (Design and Management) Regulations 1994

8.16.1	In this clause Regulations means the Construction (Design and Management) Regulations 1994 and File means the Health and Safety file for the Premises and works carried out to them, required by the Regulations.

8.16.2	In respect of any works carried out by or on behalf of the Tenant or any undertenant or other occupier of the Premises (including any works of reinstatement which may be carried out after the end of the Term) to which the Regulations apply, to:

(a)	comply in all respects with the Regulations and procure that any person involved in carrying out such works complies with the Regulations; and

(b)	act as the client in respect of those works and serve a declaration to that effect on the Health and Safety Executive pursuant to Regulation 4 of the Regulations and give a copy of it to the Landlord.

8.16.3	To:

(a)	maintain and make the File available to the Landlord for inspection at all times;

(b)	on request provide copies of the whole or any part of the File to the Landlord; and

(c)	hand the File to the Landlord at the end of the Term.

8.16.4	To obtain copyright licences which are needed for the Tenant lawfully to comply with this clause 8.16 and such licences shall:

(a)	be granted on a royalty free non exclusive basis;

(b)	allow the Landlord and any superior landlord and anyone deriving title through or under them to take further copies of such documents, to the extent permitted by such copyright licenses;

(c)	be obtained without cost;

(d)	allow any such person to grant sub-licences on similar terms.

8.17	Compulsory Acquisition

8.17.1

(i)	The Tenant shall notify the Landlord immediately upon receiving a Compulsory Acquisition Notice.

(ii)	The Landlord is authorized to collect, settle and compromise, in its discretion (and, if no Breach Event exists, upon notice to Tenant), the amount of any Net Award.

(iii)	If no Breach Event has occurred and is continuing, the Tenant shall be entitled to participate with the Landlord in any Compulsory Acquisition proceeding or negotiations under threat thereof and to contest the Compulsory Acquisition or the amount of the Net Award.

(iv)	No agreement with any acquirer in settlement or under threat of any Compulsory Acquisition shall be made by the Tenant without the written consent of the Landlord.

(v)	Subject expressly to the Tenant’s absolute right to the payments set out in (vi) below, the Tenant hereby irrevocably undertakes to pay (or, if requested by the Landlord, assign) to Landlord any award or payment to which the Tenant is or may be entitled by reason of any Compulsory Acquisition, whether the same shall be paid or payable for the Tenant’s leasehold interest hereunder or otherwise.

(vi)	Nothing in this Lease shall impair the Tenant’s right to any award or payment on account of the Tenant’s trade fixtures, equipment or other tangible property which is not part of the Plant, moving expenses or loss of business, if available, to the extent that and so long as (A) the Tenant shall have the right to make, and does make, a separate claim therefore against the acquirer and (B) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Compulsory Acquisition of the Landlord’s interest in the Premises or the amount of the award (if any) otherwise payable for the Compulsory Acquisition of the Tenant’s leasehold interest under this Lease.

8.17.2

(i)	If any Partial Compulsory Acquisition shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and Basic Rent shall continue to be payable in the amounts and on the dates specified herein.

(ii)	Promptly after such Partial Compulsory Acquisition, the Tenant shall commence and diligently continue to restore the affected Related Premises as nearly as possible to its value, condition and character immediately prior to such event (assuming the affected Related Premises to have been in the condition required by this Lease) unless it is physically impossible for the affected Related Premises to be reinstated as confirmed by a surveyor from a nationally recognized firm of chartered surveyors, in which event the terms of clause 8.17.4 shall apply).

(iii)	So long as no Breach Event exists and provided that reinstatement as aforesaid remains physically possible in terms set out in clause 8.17.2(ii), any Net Award received by the Landlord up to and including £500,000 shall be promptly paid by the Landlord to the Tenant pursuant to the provision of clause 8.18.1 and Tenant shall restore the Premises to the condition prior to the Partial Compulsory Acquisition.

(iv)	Any Net Award in excess of £500,000 received by the Landlord shall be made available by the Landlord to the Tenant for the restoration pursuant to and in accordance with the provisions of clause 8.18.2.

8.17.3	Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to the Tenant shall be retained by the Landlord (except for such portion of the Net Award which the Landlord is obliged to make available to the Tenant for the restoration of the Premises and to be used to reimburse Tenant for any such restoration pursuant to and in accordance with the provisions of clauses 8.18.1 and 8.18.2, as applicable).

8.17.4	If either (i) all of any Related Premises shall be taken by a Compulsory Acquisition or (ii) any substantial portion of any Related Premises shall be taken by a Compulsory Acquisition and, in any such case, Tenant certifies and undertakes to Landlord that it will not be able to reasonably operate at the Related Premises (any one or all of the Related Premises. described in clauses (i) and (ii) above being hereinafter referred to as the Affected Premises and each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a Termination Event), then Tenant shall have the right, within ninety (90) days after Tenant receives a Compulsory Acquisition Notice, to give to Landlord written notice (a Termination Notice) in the form described in this clause 8.17.4 of the Tenant’s election to terminate this Lease as to the Affected Premises. If Tenant elects not to give Landlord a Termination Notice, then Tenant shall rebuild, restore or repair the Affected Premises and any Net Award received by the Landlord shall be made available by the Landlord to the Tenant for the restoration pursuant to and in accordance with the provisions of clause 8.18.2. A Termination Notice shall contain notice of Tenant’s intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date that occurs thirty (30) days after receipt of the Net Award (the CA Termination Date). This Lease shall terminate as to the Affected Premises on the CA Termination Date. If Tenant has not satisfied all Rent, all other monetary obligation and all other non-contingent obligations and liabilities under this Lease which have arisen as to the Affected Premises on or prior to the CA Termination Date, then Tenant shall pay such amounts on the CA Termination Date. Upon such termination (1) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the CA Termination Date or which survive such termination by their own terms, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to the Affected Premises, and (iii) the Net Award shall be retained by Landlord.

8.17.5	Any such termination shall be without prejudice to either party’s rights against the other for any breach of this Lease. This Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Premises multiplied by a percentage equal to the percentage set forth on Part 7 of the Schedule for the Remaining Premises.

8.18	Restoration

8.18.1	So long as no Breach Event exists, any Net Award up to and including £500,000 in respect of any Casualty or Compulsory Acquisition shall be paid by the Landlord or the Lender to the Tenant and the Tenant shall restore the Premises to the condition required by this Lease.

8.18.2	If any Net Award is in excess of £500,000 in respect of any occurrence, the Landlord or Lender may hold the entire Net Award in a fund (the Restoration Fund) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(i)	prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been approved by the Landlord and (B) the Landlord shall be provided with workman’s lien insurance (if available) and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a guarantee acceptable to the Landlord, and name the Landlord as additional co-beneficiaries;

(ii)	at the time of any disbursement, no Breach Event shall exist and no workman’s liens (other than those liens that arise automatically under the Law) shall have been filed against any of the Premises and remain undischarged;

(iii)	disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ statements as to completed work and the cost thereof for which payment is requested, and (D) other evidence of cost and payment so that the Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of retention of title lien and other claims;

(iv)	each request for disbursement shall be accompanied by a certificate of the Tenant, signed by an authorised representative of the Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that the Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

(v)	the Landlord may retain ten per cent (10%) of the Restoration Fund until the work is fully completed;

(vi)	if the Restoration Fund is held by the Landlord, the Restoration Fund shall not be combined with the Landlord’s other funds and shall bear interest (which shall be added to the Restoration Fund) at a rate available a bank selected by Landlord for day-in, day-out deposits; and

(vii)	such other reasonable conditions as the Landlord may impose.

8.18.3	Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by the Landlord and the Tenant, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by the Landlord, be paid by the Tenant to the Landlord to be added to the Restoration Fund. Any sum so added by the Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to the Tenant. For purposes of determining the source of funds with respect to the disbursement of funds remaining after the completion of restoration, the Net Award and/or the insurance proceeds shall be deemed to be disbursed prior to any amount added by the Tenant.

8.18.4	If any sum remains in the Restoration Fund after completion of the work and any refund to Tenant pursuant to clause 8.18.3, such sum shall be retained by the Landlord.

9.	LANDLORD’S OBLIGATIONS

The Landlord undertakes to the Tenant that the Tenant paying the Rent and Additional Expenses reserved and observing and performing its obligations and conditions contained in this Lease may peaceably and quietly hold and enjoy the Premises without any lawful interruption by the

Landlord or any person rightfully claiming through under or in trust for it.

10.	DETERMINATION OF VALUE

10.1	Fair Market Value shall be determined in accordance with the following procedure:

(i)	Landlord shall within fifteen (15) days following the date on which Landlord receives an Option Exercise Notice select a surveyor and notify Tenant in writing of the name, address and qualifications of such surveyor. Within fifteen (15) days following Tenant’s receipt of Landlord’s notice of the surveyor selected by Landlord, Tenant shall select a surveyor and notify Landlord of the name, address and qualifications of such surveyor. Such two surveyors shall endeavour to agree upon Fair Market Value based on a written appraisal made by each of them as of the date of the Option Exercise Notice. If such two surveyors shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

(ii)	If such two surveyors shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of a surveyor by Tenant then such surveyors shall advise Landlord and Tenant of then respective determination of Fair Market Value, the two appraisers shall select a third surveyor to make the determination of Fair Market Value. The selection of the third surveyor shall be binding and conclusive upon Landlord and Tenant.

(iii)

If such two surveyors shall be unable to agree upon the designation of a third surveyor within ten (10) days after the expiration of the twenty (20) day period referred to in clause (ii) above, or if such third surveyor does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third surveyor or a substituted third surveyor, as applicable, shall, at the request of either party hereto, be appointed by the Chairman of the Scottish RIGS. If the said Chairman shall, for any reason, not be available or shall be unable to make such appointment at the time of the application therefor, then the appointment may be made by the next senior officer of the Scottish RICS then available and able to make such appointment or, if no such officer of the Scottish RICS shall be so available and able, by such officer of such professional body of surveyors as the Landlord shall designate (and any reference to the Chairman shall be deemed to include a reference to such senior office holder or other officer). The determination of Fair Market Value made by the third surveyor appointed pursuant hereto shall be made within twenty (20) days after such appointment.

(iv)	If a third surveyor is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third surveyor and the determination of Fair Market Value made by the surveyor (selected pursuant to clause 10.1(i) hereof) whose determination of Fair Market Value is nearest to that of the third surveyor. Such average shall be binding and conclusive upon Landlord and Tenant.

(v)	All appraisers selected or appointed pursuant to this clause 10.1 shall (A) be independent qualified Scottish RICS surveyors (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value set forth in clause 10.3, and (D) be registered in the Scottish RICS. For all purposes, the third surveyor shall be deemed an arbiter.

(vi)	The Cost of the procedure described in this clause 10.1 above shall be borne equally by Landlord and Tenant.

10.2	If, by virtue of any delay, Fair Market Value is not determined by the Option Purchase Date, then the Option Purchase Date shall be extended to a date no later than ten (10) days following a determination of Fair Market Value.

11.	PROCEDURES UPON PURCHASE

11.1.1	Unless otherwise agreed in writing, if the Premises are purchased by the Tenant pursuant to clause (A) of Part 6 of the Schedule, the Landlord need not convey any better title thereto than that which was conveyed to the Landlord provided always that the Premises shall be sold free and clear of all encumbrances effected or granted by the Landlord (other than servitudes, wayleaves and others agreed to by the Tenant in accordance with the requirements of Scottish law).

11.1.2	Upon the date fused for any such purchase pursuant to any provision of this Lease, the Tenant shall pay to the Landlord, or to any Person to whom the Landlord directs payment, the Offer Amount specified herein, in immediately available cleared funds, and the Landlord shall deliver to the Tenant such instruments as shall be necessary to transfer to the Tenant or its nominee any other property then required to be sold by the Landlord to the Tenant pursuant to this Lease together with an amount equal to all Net Awards and proceeds received and retained by the Landlord arising out of any insurance claims dining the Term which the Landlord has not paid over to the Tenant or has not used to reinstate the Premises or has not been applied in reducing the Rent payable by the Tenant.

12.	ALIENATION

12.1	Except as otherwise expressly provided to the contrary in this clause 12, Tenant may not (i) assign this Lease either in whole or in part, voluntarily or involuntarily, whether by operation of law or otherwise (including through merger or consolidation) to any Person, without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in its sole and absolute discretion or (ii) enter into subleases. Tenant shall have the right, with no consent of Landlord being required or necessary (a Preapproved Assignation) to assign the whole of the Tenant’s interest in this Lease by operation of law or otherwise to any Preapproved Assignee. Any purported sublease or assignation in breach of this clause 12 shall be null and void. In addition, notwithstanding anything to the contrary contained in this clause 12, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise), or sublet the Premises to any Person at any time that a Breach Event exists.

12.2	Notwithstanding any rule of law to the contrary upon each assignation of all or any of the Tenant’s rights and/or interests under the Lease:

12.2.1	the assignee under such assignation shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignation, by a written instrument delivered to Landlord at the time of such assignation;

12.2.2	if such assignation is a permitted assignation of the whole of the Tenant interest in this Lease to either (i) a Credit Entity, (ii) an Asset Credit Entity or (iii) a Person whose obligations are guaranteed by a Credit Entity or an Asset Credit Entity pursuant to a Guarantee in the form annexed hereto as Part 10 of the Schedule (but in no other circumstances), then the assignor thereunder and its predecessors in title and any guarantor of this Lease shall, on the date of the entry thereunder be discharged from all liability under this Lease and any guarantee of this Lease, as applicable, but that entirely without prejudice to the Landlord’s right and any assignees obligations hereunder, including those assumed by virtue of the instrument specified at 12.2.1 hereof;

12.2.3	if such assignation is a permitted assignation of the whole of the Tenant interest in this Lease to any Person that is and continues for the balance of the Term to be a member of Tenant’s Group (but in no other circumstances) then the Guarantor shall not be discharged from any liability under the Guarantee, and if required by the Landlord, the Guarantor shall again execute the Guarantee concurrently with such assignation;

12.2.4	if such assignation is an assignation other than that set out in 12.2.2 hereof the assignor thereunder shall remain jointly and severally liability for the performance and implementation of the obligation and conditions contained in the Lease and on the part of the Tenant and the assignation shall not affect or reduce any of the obligations of the assignor nor the Tenant (for the time being) hereunder or of the Guarantor and without prejudice to the provisions of clause 12.2.2 any discharge by the Landlord of the Tenant and for the assignor or their predecessors in title shall only be validly given if executed by the Landlord in self proving manner.

12.3	Tenant shall have the right, upon thirty (30) days prior written notice to Landlord, to enter into one or more subleases with any third parties that let, in the aggregate, up to, but not to exceed twenty-five percent (25%) of the gross lettable area of the Buildings at the Premises, with no consent or approval of Landlord being required or necessary (each, a Preapproved Sublease). Other than pursuant to Preapproved Sublease, at no time during the Term shall subleases exist for more than twenty-five percent (25%) of the gross lettable area of the Buildings at the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any Preapproved Sublease and any other sublease consented to by Landlord in accordance with this clause 12.3 shall provide that, as a condition thereto and shall not be effective unless, the applicable subtenant enter into a direct contract with the Landlord to enable the Landlord to achieve the intents of the provisions set forth in clause 12.7.

12.4	Each sublease of the Premises shall (A) not extend beyond the then current Term minus one day; (B) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the subtenant to recognize Landlord as the Landlord under such sublease, whereupon such sub tenant shall continue as a direct lease between sub tenant and Landlord upon all the terms and conditions of such sublease; and (C) bind the sub-tenant to all undertakings contained in clause 8.14 with respect to sublet premises to the same extent as if the sub-tenants were Tenant.

12.5	Notwithstanding any provision in this clause 12 or elsewhere in this Lease to the contrary, including any right or option Tenant may have to assign this Lease or sublease all or any portion of the Premises without Landlord’s consent, Tenant shall, upon the request of Landlord, provide and cause such assignee or sub-tenant to provide, such information (including, without limitation, any certification) as to any proposed assignee or sub-tenant and its principals as may be required for Landlord and Tenant to comply with regulations administered by OFAC or other governmental action regarding persons or entities with whom U.S. persons or entities are restricted from doing business.

12.6	Tenant shall, within ten (10) days after the execution and delivery of any assignation or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignation, shall be in a form capable of registration in the Books of Council and Session or an Extract Registered Copy of same. With respect to any assignation to any Preapproved Assignee or any Preapproved Sublease, at least thirty (30) days prior to the effective date of such assignation or sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignation or sublease satisfies the criteria set forth in this Lease for a Preapproved Assignation or Preapproved Sublease.

12.7	During the continuation of any Breach Event, Landlord shall have the right upon notice to Tenant and any subtenants to collect all rents, issues and profits in connection with any subleases now in existence or hereafter entered into for any or all of the Premises, including any and all extensions, modifications and renewals thereof. Any amounts collected shall be applied to Rent payments next due and owing with any excess amounts paid to Tenant hereunder. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or undertakings of any of the subleases or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof.

12.8	Tenant shall not have the power to grant any standard security, charge, pledge or otherwise encumber its interest under this Lease or any sublease of the Premises, and any such standard security, charge, pledge or encumbrance made in breach of this clause 12 shall be void and of no force and effect provided that, for the avoidance of doubt, nothing in this clause 12.8 shall prevent the Tenant from including its interest in the Lease in a floating charge over all or substantially all of its assets in the case of a bank or major financial institution. Notwithstanding the foregoing, Tenant shall be entitled to grant a security over the whole of Tenant’s interest under this Lease provided that Landlord’s consent is first obtained, which consent shall require, without limitation, that (1) the terms of the security are first approved by Landlord, (ii) any conflict between the terms of the security and the terms of this Lease is resolved in favour of the terms of this Lease, and (iii) the security is granted in favour of a bank or other major financial institution.

12.9	Landlord may sell or transfer the Premises at any time without Tenant’s consent to any third party (each a Third Party Purchaser). In the event of any such transfer, Tenant shall be bound and obliged to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

12.10	Tenant shall not, in a single transaction or series of transactions (including any merger or consolidation), sell or convey, transfer or lease all or substantially all of its assets (an Asset Transfer) to any Person, and any such Asset Transfer shall be deemed an assignation in breach of this Lease; except that Tenant shall have the right to conduct an Asset Transfer to a Person without Landlord’s consent if the following conditions are met: the Asset Transfer is to a Person that (i) (A) immediately following such transaction or transactions, taken in, the aggregate, is (or would be, on a pro forma basis) a Credit Entity or (B) is approved in writing by Landlord in its sole and absolute discretion or (C) (1) purchases all or substantially all of the assets of Tenant with the stated intention of continuing to operate the business of Tenant and (2) immediately after such transaction or transactions, taken in the aggregate, such Person has on a consolidated basis (or would, on a consolidated pro forma basis, have) for the Applicable Period (x) a Fixed Charge Coverage Ratio of not less than 1.5 to 1.0 and (y) a Total Debt to EBITDAR Ratio of not more than 4.75 to 1.0 (any such other Person under this clause 12.10(i)(C), an Asset Credit Entity); and (ii) this Lease is assigned to and assumed by such Person as a part of such Asset Transfer. In the event of an Asset Transfer to a member of Tenant’s Group, any subsequent sale of the assets of the original Tenant named herein by such member of Tenant’s Group shall be governed by the requirements of this clause 12.10 irrespective of whether or not such sale would be considered a sale of all or substantially all of the assets of such member of Tenant’s Group. For the purpose of this clause 12.10 the following terms shall have the following meanings:

12.10.1	Applicable Period shall mean with respect to any calculation, the twelve consecutive months immediately preceding the date of the Asset Transfer.

12.10.2	Capital Lease shall mean any lease of any property (whether real, personal or mixed) by any Person as lessee that, in conformity with GAAP, is or would be accounted for as a capital lease on the balance sheet of that Person.

12.10.3	Capitalized Lease Obligation shall mean the amount of the liability of any Person which in accordance with GAAP is or should be capitalized or disclosed on the balance sheet of such Person in respect of a Capital Lease.

12.10.4

EBITDAR shall mean, for any Applicable Period, Net Income Less (in each case to the extent included in the calculation of Net Income, but without duplication) income tax credits, interest income, gain from extraordinary items (net of less from extraordinary items) net of related tax effects, any aggregate net gain (or aggregate net loss) arising from non-recurring sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) net of related tax effects, any other non-cash gains (losses), plus (in each case to the extent deducted in the calculation of Net Income, but without duplication) any provision for income taxes, interest expense, depreciation and amortization, reasonable management and director fees, rental expense and reasonable out-of-pocket expenses.

12.10.5	Fixed Charge Coverage Ratio shall mean, for any Applicable Period, the ratio of (i) EBITDAR to (ii) the sum of (a) rental expense paid during such period (including, but not limited to, Rent under this Lease) and (h) Interest Expense.

12.10.6	Indebtedness shall mean, for any Person, (i) all outstanding obligations for borrowed money or for the deferred purchase price of property or services or in respect of reimbursement obligations under letters of credit, (ii) all obligations represented by debentures, notes, or similar instruments, or accepted drafts that represent extensions of credit, (iii) all obligations (including, during the non-cancelable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP, but excluding obligations under leases which, in accordance with GAAP, are operating leases and are not in the nature of a title retention agreement) secured by any lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (iv) all obligations for which such Person is obligated pursuant to a guaranty, including, but not limited to, all obligations of such Person consisting of recourse liability with respect to accounts receivable sold or otherwise disposed of by such Person, (v) all outstanding obligations under the capitalized portion of any lease obligations under capitalized leases, and (vi) the loans with respect to such Person and its Subsidiaries (without duplication).

12.10.7	Interest Expense shall mean, for any Applicable Period, consolidated total interest expense (including, without limitation, that portion of any Capitalized Lease Obligations attributable to interest expense in conformity with GAAP and amortization of capitalized interest) payable in cash during such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers acceptance financing, prepayment charges, agency fees, administrative fees, commitment fees, net payment owed under any interest rate hedging, cap or similar agreement or arrangement, all as determined for such Person and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

12.10.8	Net Income or Net Loss shall mean, as applied to any Person, the net income (or net loss) of such Person for the period in question after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes and all other proper deductions), all determined in accordance with GAAP.

12.10.9	Total Debt to EBITDAR Ratio shall mean, for any Applicable Period, the ratio of Indebtedness to EBITDAR

12.11	Notwithstanding anything in clause 12.1 or 12.10 to the contrary, if a Relevant Person shall have given (i) the undertaking and (ii) the caution (if any) required pursuant to clause 13.1.2, a Secured Creditor or any receiver, administrative receiver, liquidator, administrator or other insolvency practitioner appointed by such Secured Creditor then notified in writing to the Landlord shall have the right, without the Landlord’s consent, to conduct an Asset Transfer with respect to Tenant to a Person provided (i) such Person is demonstrably capable of performing the obligations of Tenant under the Lease, (ii) such Person purchases all or substantially all of the assets of Tenant, and (iii) this Lease is assigned to and assumed by such Person as a part of such Asset Transfer.

13.	BREACH EVENTS

13.1.1	The occurrence of any one or more of the following (after expiration in the case of any breach of the provisions of this Lease which is capable of being remedied (albeit late) of any period allowed for the remedying of the same as provided in clause 14) shall, at the sole option of Landlord, constitute a Breach Event under this Lease:

(i)	a failure by Tenant to make any payment of Rent or any other monetary obligation on or prior to its due date, regardless of the reason for such failure;

(ii)	a failure by Tenant duly to perform and observe, or a breach of, any other provision hereof not otherwise specifically mentioned in this clause 13, and such failure is not cured within the period specified in clause 8.7.2;

(iii)	any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect in any material respect;

(iv)	a default beyond any applicable cure period or at maturity by Tenant or any Guarantor in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $3,500,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause such obligation to become due prior to its stated maturity;

(v)	Tenant’s failure to timely comply with any of Tenant’s Post Closing Obligations and such failure continues for ten (10) days after written notice from Landlord;

(vi)	Tenant shall become apparently insolvent or shall make any arrangement with its creditors or, being a firm shall be unable to pay its debts as they mature;

(vii)	a receiver or manager shall be appointed in respect of Tenant or a petition shall be made or other steps are taken for the making of an administration order in respect of Tenant or a Company Voluntary Arrangement shall be made relating to Tenant in respect of which Landlord is not a consenter or withdraws its consent;

(viii)	Tenant shall go into liquidation (whether voluntary or compulsory) or be dissolved or struck off or proceedings shall be begun for such liquidation or dissolution or being a firm, shall be sequestrated or dissolved;

(ix)	the interest of Tenant in the Premises or any part thereof shall be subject to any diligence or any of Tenant’s property there shall be poinded or subject to other diligence following the obtaining of decree or summary warrant against Tenant;

(x)	it is or becomes unlawful for Tenant to perform any of its obligations under this Lease, as applicable;

(xi)	Tenant shall fail to provide, maintain and, if necessary, replenish the Security Deposit in accordance with the requirements of clause 8.15; or

(xii)	a Breach Event exists under the Guarantee.

13.1.2

Notwithstanding the foregoing, the Landlord will not exercise its option of forfeiture pursuant to clause 14.1 by reason of a Breach Event unless and until the Landlord has first given notice of the occurrence of such Breach dent to any secured creditor (the Secured Creditor) under any standard security or floating charge then notified in writing to the Landlord granted over the Tenant’s interest under this Lease and to any receiver or administrative receiver appointed by such Secured Creditor then notified in writing to the Landlord (together with the Secured Creditor, a Relevant Person) (provided that in any event the Landlord shall not be obligated to provide such notice to more than one Relevant Person) and shall have allowed a period of fourteen (14) days for such Relevant Person to give the undertaking aftermentioned (and if the Relevant Person shall deliver to Landlord within fourteen (14) days after the date of such notice an undertaking (in a form and in terms acceptable to the Landlord (acting reasonably)) personally to implement full responsibility for payment of the Rent (whether due in respect of the period occurring before or after the date of the calling up) and performance of all other obligations of Tenant under this Lease (whether due in respect of the period occurring before or after the date of such Landlord’s notice) and in both cases to the earlier of (1) the date of a permitted assignation of this Lease, or (2) the date of expiry of such six (6) month period and shall thereafter fully implement such undertaking, the Landlord shall allow the Relevant Person. a period of six (6) months in which to dispose of Tenant’s interest in this Lease but shall be entitled to terminate this Lease if the Relevant Person shall have failed to dispose of the Tenants’ interest at the end of the six (6) month period; and, if such Relevant Person shall not itself be a Credit Entity, the Landlord shall not be obliged to allow such six (6) month period unless the Relevant Person shall, within the said fourteen (14) day period, find caution for such payment and performance in an amount acceptable to Landlord (acting reasonably); and it is further agreed that Landlord shall deal with any request for consent to assign this Lease made by such Relevant Person in such manner as if the request had been made by Tenant).

14.	BREACH/IRRITANCY

14.1	Subject always to the provisions of the Law Reform (Miscellaneous Provisions) (Scotland) Act 1985 which shall prevail in the event of any inconsistency with this Lease, if the Breach Event has not been cured within the applicable cure period provided in clause 13.1.1, then and in any such case it shall be lawful for Landlord by notice to Tenant to bring this Lease to an end forthwith and to repossess the Premises as if this Lease had not been granted but without prejudice to any right of action or remedy of Landlord in respect of any breach of any of the obligations undertaken by Tenant under this Lease and any Surviving Obligations.

14.2	Notwithstanding anything to the contrary herein contained, in addition to any of the foregoing remedies arising relative to any Breach Event, it shall be a breach of Tenant’s obligations to Landlord to allow any Such Breach Event or prospective Breach Event to occur and to continue and Tenant shall be liable to Landlord, to the maximum extent applicable at law, for damages available to it at law and it shall be, to the maximum extent so applicable a surviving obligation of Tenant to free, relieve and indemnify Landlord in respect of all costs and losses arising from the breach and/or any irritancy following upon it.

14.3	If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

14.4	No termination or irritancy of this Lease, repossession or reletting of the Premises, exercise of any remedy or collection of any damages pursuant to this clause 14 shall relieve Tenant of any Surviving Obligations.

14.5	Upon the occurrence of any Breach Event, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder (and Tenant shall within ten (10) days of written demand, reimburse Landlord for all costs and expenses incurred by Landlord in connection with such performance) and, if performance of such act requires that Landlord enter the Premises, Landlord may enter the Premises for such purpose.

14.6

Where Tenant is a company incorporated under the Companies Acts then in the event that Tenant is dissolved or struck off the Register of Companies by administrative action pursuant to Section 652 of the Companies Act 1985 or any statutory modification or re enactment thereof from time to time or steps analogous to the foregoing are taken against Tenant then Landlord shall have the option to terminate this Lease by written notice sent to the last Registered Office of

Tenant, said termination to be effective notwithstanding that Tenant is subsequently restored to the Register of Companies.

14.7	No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof A receipt by Landlord of any sum in satisfaction of any monetary obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

14.8	Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time a Breach Event has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

15.	GENERAL PROVISIONS

15.1	Service of notices

(i)	Any demand or notice to be served on the Tenant or any Guarantor under this Lease will be validly served if sent by First Class Recorded Delivery, internationally recognised over night delivery service or facsimile addressed to the Tenant or the Guarantor respectively (and if there is more than one of them then any of them) at its registered office or its last known address or at the Premises.

(ii)	Any notice to be served on the Landlord will be validly served if sent by First Class Recorded Delivery, internationally recognised over night delivery service or facsimile addressed to the Landlord at its registered office or its last known address together with a copy to each of the following:

Landlord:	W.P. Carey & Co. LLC
50 Rockefeller Piazza, Second Floor
New York, NY 10020
USA
Attention: Director, Asset Management
Fax: 001-212-492-8922

with a copy to:	Reed Smith LLP
2500 One Liberty Place
Philadelphia PA 19103-7301
USA
Attention: Chairman, Real Estate
Fax: 001-215-851-1420

Tenant:	Murray International Metals Limited
Newbridge Industrial Estate
Newbridge, Midlothian
Edinburgh EH28 8PJ, Scotland, United Kingdom Attention: Managing Director
Facsimile Number: 011- 44-(0)131-333-4477

With a copy to:	Dechert LLP
160 Queen Victoria Street
London EC4V 4QQ

Attention: DW/354509
Facsimile Number: 011-44-(0)20-7184-7001

(iii)	Any demand or notice sent by post or facsimile will be conclusively treated as having been served

(a)	if in writing, when delivered or refused;

(b)	if by facsimile, when confirmed by an activity report confirming the facsimile number to which such notice was sent, the number of pages transmitted and that such transmission was successfully completed.

(iv)	However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(v)	The address and facsimile number of each party for all notices under or in connection with this Lease are:

(a)	those notified by that party for this purpose to the other parties on or before the date of this Lease; or

(b)	any other notified by that party for this purpose to the other parties by not less than 10 days’ notice.

15.2	No liability in damages

Except where the same is covered by an insurance policy in the name of the Landlord so far as permitted by law, the Landlord will not in any circumstances incur liability in respect of damage to person or property or otherwise howsoever by reason of any act or default or misfeasance of the landlord its servants, employees, agents or independent contractors or by reason of any accidental damage which may at any time be done to the Premises or to any of the goods, persons or property of the Tenant or any other person Provided that this clause shall not apply where such damage is a direct result of any affirmative act on the part of the Landlord, its contractors, agents or employees or to any breach of the Landlord’s obligations in this Lease relating to insurance.

15.3	Failure to perform obligations

The Landlord will not in any event be liable to the Tenant in respect of any failure of the Landlord to, perform any of its obligations to the Tenant under this Lease whether express or implied unless the Tenant has so notified the Landlord and the Landlord has failed within a reasonable time to remedy the same and then in such case the Landlord will be liable to compensate the Tenant only for loss or damage sustained by the Tenant after such reasonable lime has elapsed.

15.4	Waiver of right to forfeit

That no demand for or acceptance or receipt of any part of the Basic Rent or Additional Rent shall operate as a waiver by the Landlord of any right which the Landlord may have to irritate this Lease by reason of any breach of the Tenant’s obligations notwithstanding that the Landlord may know or be deemed to know of such breach at the date of such demand, acceptance or receipt.

15.5	Tenant’s goods left in Premises

If after the Termination Date any property of the Tenant remains in the Premises and the Tenant fails at the Termination Date to remove the same within thirty (30) days after being requested in writing by the Landlord so to do the Landlord may as the agent of the Tenant (and the Landlord is hereby appointed by the Tenant to act as such) sell such property and will then hold the proceeds of sale (after deducting the costs and expenses of removal storage and sale reasonably and properly incurred by it) to the order of the Tenant provided that the Tenant will indemnify the Landlord against any liability incurred by the Landlord to any third party whose property has been sold by the Landlord in the bona fide mistaken belief (which will be presumed unless the contrary is proved) that such property belonged to the Tenant and was liable to be dealt with as such under this clause 15.5.

15.6	Covenants relating to adjoining premises

Nothing contained in or implied by this Lease places any obligation on the Tenant or gives the Tenant the benefit of or the right to enforce or to prevent the release or modification of any obligation agreement or condition entered into by any tenant of the Landlord in respect of any property not comprised in this Lease.

15.7	Entire understanding; Schedules

This Lease, together with all agreements specifically referred to herein, embodies the entire understanding of the parties relating to the Premises and to all the matters dealt with by the provisions of this Lease. The schedules attached to this Lease are incorporated herein as if fully set forth. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

15.8	Severance

Each of the clauses of this Lease is distinct and severable from the others and if at any time one or more of such provisions is or becomes illegal, invalid or unenforceable the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

15.9	Intentionally Deleted

15.10	Non-recourse

Anything contained herein to the contrary, notwithstanding any claim based on or in respect of any liability of the Landlord under this Lease, shall be enforced only against the Landlord or the Premises and not against any other assets, properties or funds of:

15.10.1	any director, officer, member, shareholder, employee or agent of the Landlord or any general partner of the Landlord or any of its members (or any legal representative, heir, estate, successor or assignee of any thereof);

15.10.2

any predecessor or successor partnership or corporation (or other entity) of the Landlord or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through the Landlord or its shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity); or

15.10.3	any person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

15.11	Option to Purchase

Tenant shall have the benefit of an option to purchase the Landlord’s reversionary interest in the Premises on the terms contained in Part 6 of the Schedule.

15.12	Amendments

This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by both the parties under the penalty of invalidity.

15.13	Successors and Assignees

The obligations under this Lease shall bind Tenant and Landlord and their successors and assignees and all sub-tenants of any of the Premises, and shall inure to the benefit of Landlord and Tenant and their respective successors and assignees. Tenant hereby consents to any assignation of the Landlord’s interest in this Lease to a Lender.

15.14	Governing Laws

This Lease shall be governed by and construed and enforced in accordance with the laws of Scotland and the parties prorogate the jurisdiction of the Scottish courts for the area in which the Premises are situated and also of the Court of Session.

15.15	Consent Standard

Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except as otherwise specifically provided herein and except that with respect to any assignation of this Lease not expressly-permitted by the terms of this Lease, Landlord may withhold its consent for any reason or no reason.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

15.16	OFAC Representation

15.17	Tenant is not, nor will Tenant become, a Person with whom U.S. persons or entities are restricted from doing business under regulations of OFAC or other governmental action and Tenant not will engage in any dealings or transactions or be otherwise associated with such persons or entities.

15.18	Consent to Registration

The Landlord and the Tenant consent to the registration hereof and of any certificates issued pursuant hereto for preservation and execution

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed on the date set out below:

LANDLORD:

STEELS (UK) QRS 16-58, INC., a Delaware corporation at [ ] on [ ]		IN THE PRESENCE OF:

By:	/s/ EDWARD LA PUMA	By:	/s/ VICTORIA PEEL
Name:	EDWARD LA PUMA	Name:	VICTORIA PEEL
Title:	MANAGING DIRECTOR	Address:	18 PROSPECT ROAD
S. ORANGE, NJ 07079

TENANT:

MURRAY INTERNATIONAL METALS LIMITED

incorporated under the Companies Acts

with Company Number 1241058

at [ ] on [ ]		IN THE PRESENCE OF:

By:	/s/ R.N. LEE	By:	/s/ GRIGOR LEWIS MILNE
Name:	R.N. LEE	Name:	GRIGOR LEWIS MILNE
Title:	DIRECTOR	Title:	86 BRAID ROAD

SCHEDULE

This is the Schedule referred to in the foregoing Lease between STEELS (UK) QRS 16-58, Inc. and Murray International Metals Limited.

PART 1

LAND

(A)	Office Premises—the whole subjects situated at Newbridge Industrial Estate, Midlothian more particularly described in and comprising the “Office Subjects” as defined in the Deed of Conditions by Murray Group Management Limited, recorded in the Division of the General Register of Sasines for the County of Midlothian on Fifteenth October Nineteen Hundred and Ninety Nine, which Office Premises form part of the subjects registered in the Land Register of Scotland under Title Number MJD23708.

(B)	Manufacturing 1 Premises—those subjects situated at Newbridge Industrial Estate, Midlothian adjacent to and generally to the south and west of the Office Premises and more particularly described in and comprising the “MZM Subjects” as defined in the said Deed of Conditions, which Manufacturing 1 Premises also form part of the subjects registered in the Land Register of Scotland under Title Number MID23708.

(C)	Manufacturing 2 Premises—being the whole subjects registered in the Land Register of Scotland under Title Number MID 23710.

PART 2

TITLE CONDITIONS

(A)	Office Premises—those title conditions applicable to the Office Premises under Title Number MID 23708.

(B)	Manufacturing 1 Premises—those title conditions applicable to the Manufacturing 1 Premises under Title Number MID 23708.

(C)	Manufacturing 2 Premises—those title conditions applicable to the Manufacturing 2 Premises under Title Number MID 23710.

PART 3

RESERVED RIGHTS

(A)	Office Premises—those reserved rights applicable to the Office Premises under Title Number MID 23708.

(B)	Manufacturing 1 Premises—those reserved rights applicable to the Manufacturing 1 Premises under Title Number MID 23708.

(C)	Manufacturing 2 Premises—those reserved rights applicable to the Manufacturing 2 Premises under Title Number MID 23710.

PART 4

PROVISIONS FOR RENT REVIEW

In this Part 4 of the Schedule the following expressions have the following meanings:

Beginning Index means the average Index for the calendar month in which the Commencement Date occurs;

First Rent Review Date means the fifth anniversary of the Commencement Date.

Index means the index known as the UK Consumer Price Index or the successor index that most closely approximates the Index;

Index Adjustment means an adjustment of Basic Rent for the Index as calculated in accordance with clause 3 below;

Relevant Rent Review Date means the Rent Review Date in respect of which the Basic Rent is to be adjusted;

Rent Review Dates means the First Rent Review Date and each second anniversary of the First Rent Review Date thereafter during the Term.

Review means a review of Basic Rent for Index as calculated in accordance with clause 3 below;

1.	At each Relevant Rent Review Date the annual Basic Rent then in effect shall be increased by the Index Adjustment. In no circumstances shall the annual Basic Rent be reduced from the annual Basic Rent in effect immediately prior to each such review.

2.	If the Index shall be discontinued with no successor or comparable successor Index, the Landlord and the Tenant shall attempt to agree upon a substitute Index or formula, but if they are unable to so agree, then the matter shall be finally determined in the English language by an international accounting firm with offices in Scotland provided that if the Landlord and Tenant cannot agree on such firm, the Landlord and the Tenant shall have a coin toss and the winner of the coin toss shall make the selection of the accounting firm. Any decision or award resulting from such arbitration shall be final and binding upon the Landlord and the Tenant and judgement thereon may be entered in any court of competent jurisdiction.

3.

As of each Rent Review Date, an Index Adjustment shall be calculated as follows: when the average Index determined in clause (i) below exceeds, in the case of the first Review, the Beginning Index or, in the case of any subsequent Review, the Index as of the previous Rent Review Date, the Basic Rent in effect immediately prior to the applicable Rent Review Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the Index for the most recent calendar month (the Prior Month) ending prior to such Rent Review Date for which the Index has been published on or before the forty-fifth (45th) day preceding such Rent Review Date and (ii) in the case of the first Review, the Beginning Index or, in the case of any subsequent Review, the Index as of the previous Rent Review Date, and the denominator of which shall be, in the case of the first Review, the Beginning Index or, in the case of any subsequent Review, the Index as of the previous Rent Review Date. The product of such multiplication shall be added to the Basic Rent in effect immediately prior to such Rent Review Date. If the average Index determined in clause (i) is the same or less than, in the case of the first Review, the Beginning Index or, in the case of any subsequent Review, the Index as of the previous Rent Review Date, the annual Basic Rent will remain the same until the next Relevant Rent Review Date.

4.	Effective as of a given Rent Review Date, Basic Rent payable under this Lease until the next succeeding Rent Review Date shall be the Basic Rent in effect after the adjustment provided for as of such Rent Review Date.

5.

Notice of the new annual Basic Rent shall be delivered to the Tenant on or before the fifteenth (15th) day prior to each Rent Review Date, but any failure to do so by the Landlord shall not be or be deemed to be a waiver by the Landlord of the Landlord’s rights to collect such sums. The Tenant shall pay to the Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to the Tenant, all amounts due from the Tenant, but unpaid, where notice of the stated amount as set forth above was not delivered to the Tenant at least fifteen (15) days preceding the Relevant Rent Review Date.

PART 5

CORPORATE AND FINANCIAL COVENANTS

1.	CORPORATE EXISTENCE

1.1	The Tenant and the Guarantor shall maintain their corporate existence, continue to have the power and authority to own their respective assets and to conduct the business which they conduct and/or propose to conduct.

1.2	Both the Tenant and the Guarantor shall maintain a place of business within the United Kingdom.

1.3	Whilst this Lease is vested in MURRAY INTERNATIONAL METALS LIMITED it shall at all times remain a wholly owned subsidiary of the Tenant Group.

2.	BOOKS AND RECORDS

The Tenant and Guarantor oblige themselves and agree:

2.1	To keep adequate records and books of account with respect to the finances and business of the Tenant’s Group generally and with respect to the Premises in accordance with accounting standards, principles and practices generally accepted in Scotland consistently applied and to discuss the finances and business of the Tenant’s Group with the officers of the Landlord at such reasonable times as may be requested by the Landlord.

2.2	To deliver to the Landlord within 180 days of the close of each of the Tenant’s Group’s financial years (or such earlier period as the auditor signs off annual audited financial statements) annual audited financial statements of the Tenant’s Group prepared by a nationally recognised firm of independent, suitable, professionally qualified accountants.

2.3	To furnish to the Landlord within 90 days after the end of its half year its unaudited financial statements and all other half yearly reports on the Tenant’s Group to the extent that they are produced by the Tenant.

2.4	To ensure that all annual financial statements shall be accompanied by an opinion of the said accountants stating that (a) there are no qualifications as to the scope of the audit and (b) the audit was performed in accordance with accounting standards, principles and practices generally accepted in Scotland and (c) such statements give a true and fair view of the Tenant’s Group’s financial condition and operations at the date and for the year then ended.

2.5	To furnish the Landlord with any other financial information as the Landlord shall reasonably require.

2.6	The Tenant confirms that the Landlord shall be permitted to pass any information provided to it under the terms of this clause 5 to any Lender.

PART 6

OPTION TO PURCHASE

(A)	The Landlord hereby grants to the Tenant the option (the Option) to purchase the Premises (i) for a purchase price equal to the Offer Amount as at the date of the Option Exercise Notice (ii) on any date (the Option Purchase Date) during the last three (3) years of the Initial Term or, if the Initial Term is extended, during the last thirty (30) days of each effective Renewal Term which is mutually agreeable to the Landlord and the Tenant, but in any event not sooner than thirty (30) days after the Fair Market Value Date. If the Tenant intends to exercise such option, the Tenant shall give to Landlord not less than nine (9) months prior written notice (the Option Exercise Notice) to the Landlord to such effect. Promptly upon receipt of such notice by the Landlord, the parties shall commence to determine Fair Market Value.

(B)	If the Tenant shall exercise the Option to purchase the Premises, on the later to occur of (i) the Option Purchase Date or (ii) the date when the Tenant has paid the Offer Amount and has satisfied all other monetary obligations, the Landlord shall convey the Premises to the Tenant in accordance with clause 11; provided, that if an Breach Event has occurred and is continuing on the Option Purchase Date, the Landlord, at its sole option, may terminate the Tenant’s Option hereunder.

(C)	If this Lease shall terminate for any reason prior to the date originally fixed herein for the expiration of the Term or where the Term has been extended, the date on which such extension of the Lease ends, TIME BEING OF THE ESSENCE, the Option to purchase the Premises shall cease and terminate and shall be null and void. Furthermore, if the Tenant shall fail to give the aforesaid Option Exercise Notice within the applicable time period specified above, TIME BEING OF THE ESSENCE, the Option to purchase the Premises on the applicable Option Purchase Date for which such Option Exercise Notice is required shall cease and terminate and shall be null and void.

PART 7

PERCENTAGE ALLOCATION OF BASIC RENT*

Office Premises	7.50%
Manufacturing 1 Premises	64.00%
Manufacturing 2 Premises	28.50%

*	If any of the Related Premises ceases to be subject to this Lease, the percentage shown on this Part 7 of the Schedule for each of the Related Premises that remain subject to this Lease shall be adjusted proportionately so that the total of such percentages shall be 100%.

PART 8

TENANT’S POST CLOSING OBLIGATIONS

Tenant shall conduct the following actions and provide Landlord with written and photographic evidence of satisfactory completion of the activities listed below within ten (10) days of Tenant’s completion of each activity. Tenant shall reimburse Landlord for all of Landlord’s costs, including solicitors’ fees, incurred by Landlord in reviewing Tenant’s progress in completing the activities listed below. Tenant’s failure to timely comply with the Post-Closing Obligations below shall be deemed a Breach Event.

A. Asbestos Materials Survey—Within four (4) months of the Commencement Date, Tenant shall have retained an experienced environmental consulting firm and shall have conducted an asbestos survey in compliance with the Control of Asbestos at Work regulations. If the results of the survey indicate the presence of asbestos containing materials, Tenant shall, within forty-five (45) days of the date of receipt of the survey report, develop a management plan for implementation by the Tenant to manage and remediate asbestos containing materials in accordance with the Control of Asbestos at Work regulations. Tenant shall provide Landlord with copies of the asbestos survey and with the asbestos management plan, if required, within ten (10) days of Tenant’s receipt of such documents from the environmental consultant.

B. Secondary Containment—Within three (3) months of the Commencement Date, Tenant shall repair the secondary containment in the area of the two diesel aboveground storage tanks (ASTs). In addition, Tenant shall also repair the hardstanding in the vicinity of the ASTs so that it is properly levelled and does not collect or pond rainwater or releases from the tanks. Tenant shall provide Landlord with photographs, as well as a written report documenting the repair of the secondary containment and hardstanding.

Within three (3) months of the Commencement Date, Tenant shall provide secondary containment for all containers of lubricating and cutting oils stored in the warehouse as referenced in the ENVIRON UK Limited Phase I report dated October 20, 2005 on pages 16 and 17 thereof Tenant shall provide Landlord with photographs, as well as a written report documenting the secondary containment provided.

C. Building Warrants and Planning Consents—Within six (6) months of the Commencement Date, Tenant shall use all reasonable endeavours to obtain (where necessary) from appropriate authorities all licences, consents and planning permissions with respect to (i) the internal alterations completed to the partitioning and doors over both the ground and the first floor of the building located at the Office Premises and (ii) the external condensers over the building and in the rear ground area located at the Manufacturing 2 Premises and the adjacent Land.

D. Tenant shall provide all communications regarding the Post Closing Obligations, including Tenant’s proof of satisfactory completion thereof to Landlord, addressed to:

Louis A. Naugle, Esquire Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219

Tele: 412-288-8586

Fax: 412-288-3063

lnanzle@reedsmith.com

PART 9

PARTICULARS

1.	DATE OF THIS LEASE	[ ] December, 2005

2.	LANDLORD	STEELS (UK) QRS 16-58, INC. c/o V.P. Carey & Co. LLC 50 Rockefeller Plaza, Second Floor New York, New York, 10020 USA Attn: Director, Asset Management

3.	TENANT	Murray International Metals Limited whose registered office is at 95 High Street, Edgware, Middlesex HA8 7BD

	Company Registration No.	1241058

4.	GUARANTOR	Pipe Acquisition Limited whose registered office is at 2 Serjeants Inn, London, EC4Y 1LT

	Company Registration No.	05501083

5.	PREMISES as shown edged red on the Plan for identification only and as more particularly described in the Part 1 of the Schedule	Land at Newbridge Industrial Estate, Newbridge being the whole subjects registered in the Land Register of Scotland under Title Numbers MID 23708 and MID 23710

6.	COMMENCEMENT DATE	[ ] December, 2005

7.	INITIAL TERM	From and including the date of this Lease until and including 1 January, 2031

8.	EXPIRY DATE OF INITIAL TERM	1 January, 2005

9.	INITIAL ANNUAL BASIC RENT (subject to increase under Part 3 of the Schedule)	£1,198,650

10.	RENT COMMENCEMENT DATE	[ ] December, 2005

11.	ADDITIONAL RENT COMMENCEMENT DATE

12.	RENT REVIEW DATE(S)	As set out in Part 4 of the Schedule

13.	INTEREST RATE	Four per cent above Lloyds Bank Plc’s base rate from time to time

14.	PERMITTED USE	Any use permitted under the Town and Country Planning (Use Classes) (Scotland) Order 1997.

PART 10

GUARANTEE

GUARANTEE

by

PIPE ACQUISITION LIMITED

in favour of

STEELS (UK) QRS 16-58, INC

of the obligations of

MURRAY INTERNATIONAL

METALS LIMITED

in relation to

Lease of Premises at Newbridge,

Midlothian, Scotland

GUARANTEE by

PIPE ACQUISITION LIMITED (Company No. 05501083) and having its Registered Office at 2 Serjeants Inn, London, EC4Y 1LT (herein called the Guarantor)

in favour of

STEELS (UK) QRS I6-58, INC., a Company incorporated under the laws of the State of Delaware and having an address care of W P Carey & Co LLC, 50 Rockefeller Plaza, Second Floor, New York, New York 10020, USA (who, and, where the context so requires or admits, their successors as landlord under the Lease aftermentioned are herein called the Landlord)

of the obligations of

MURRAY INTERNATIONAL METALS LIMITED (Company No. 1241058) and having its Registered Office at 95 High Street, Edgeware, Middlesex HA8 7BD (together with its successors as tenant under the Lease aftermentioned herein called the Tenant)

in relation to

the Tenant’s obligations under the Lease of office premises and two warehouses at Newbridge Industrial Estate, Midlothian, Scotland.

1. The Guarantor PIPE ACQUISITION LIMITED (Company No. 05501083) HEREBY UNDERTAKES to the Landlord, (STEELS (UK) QRS 16-58, INC., a Company incorporated under the laws of the State of Delaware and having an address care of W P Carey & Co LLC, 50 Rockefeller Plaza, Second Floor, New York, New York 10020, USA and its successors as landlord under the Lease aftermentioned) as guarantor, cautioner, co-obligant and principal debtor that the Tenant (MURRAY INTERNATIONAL METALS LIMITED (Company No. 1241058) having its Registered Office at 95 High Street, Edgeware, Middlesex HAS 7BD and its successors as Tenant under the said Lease) will observe and perform the obligations and conditions whatsoever (present and future) undertaken by or binding on the Tenant directly or indirectly under or by virtue of the Lease between the Landlord and the Tenant dated [    ] December 2005 (which Lease, as the same may be or may hereafter be amended or supplemented by agreement between the Landlord and the Tenant is herein called the Lease) relative to office premises and two warehouses (all with associated land and rights) at Newbridge Industrial Estate, Midlothian and that if the Tenant shall make any default in observing and performing the said obligations and conditions or any of them, then and in every such case the Guarantor will pay and make good to the Landlord on demand anything whatsoever which ought to be or have been paid, observed or performed as aforesaid as well as all damages, losses, and costs properly sustained by the Landlord through the default of the Tenant or the Guarantor PROVIDED ALWAYS that any neglect, delay or forbearance of the Landlord in enforcing observance of the Tenant’s obligations against the Tenant or the Guarantor or against any other guarantors of the Tenant’s obligations or the unenforceability of the obligations of the Tenant or any other guarantor (or the Tenant or any other such guarantor acting outwith their respective powers either in the entering into of the Lease or of the relevant Guarantee) or the giving of time by the Landlord to in relation thereto or any other act, matter or thing whereby, (but for this provision) the Guarantor would be exonerated either in whole or in part from its obligations to the Landlord (other than a discharge of the Guarantor’s obligations executed by the Landlord in writing) shall not release or in any way lessen or affect the liability of the Guarantor hereunder.

2. This Guarantee will apply not only to the obligations of the Tenant under the Lease but also to the obligations arising under any variation of the Lease executed by the Tenant and the Guarantor agrees, if requested (but without prejudice to the Guarantor’s obligations in the event that no such request is made), to be a party to any such variation as consentor.

3. The Guarantor HEREBY FURTHER UNDERTAKES with the Landlord that if:-

(a) The Tenant shall go into liquidation or administration or receivership and the Liquidator or Administrator or Receiver shall disclaim the Lease either expressly or by reason of failing to provide to the Landlord the personal undertaking required by Clause 13.1.2 of the Lease within the fourteen day period referred to in that Clause; or

(b) The Tenant shall be wound up or cease to exist; or

(c) an event shall occur which shall entitle the Landlord to irritate the Lease following due notice; then, at the option of the Landlord, the Guarantor will:-

(i) procure that the Tenant renounces its right to the Lease; and

(ii) accept a new lease of the property leased by the Lease for a period equal to the remainder (which if there had been no disclaimer or if the Lease had continued to have had effect as aforesaid would have remained) of the period of the Lease at the same rent and subject to the like obligations and conditions as are provided for and contained in the Lease (subject to any variation which may then have occurred and to the provisions for further review of the rental provided for in the Lease); which new lease will take effect as from the date of the said disclaimer or entitlement to irritate; and

(iii) pay all costs properly and reasonably incurred by the Landlord in connection with the grant of the new lease and the renunciation.

(and the Guarantor will continue, whether or not such option is exercised and notwithstanding such renunciation, to be responsible for all outstanding obligations and conditions in respect of the Lease so renounced in respect of the period up to the date of commencement of the new Lease and for all damages and others referred to in Condition 1 of this Guarantee).

4. Nothing herein contained shall prevent the Landlord from exercising its rights in full under the Lease relative to any default by the Tenant and nothing herein contained will grant to the Guarantor any right of occupancy or other right to the leased subjects other than pursuant to a request by the Landlord under Condition 3 of this Guarantee.

5. The Guarantor in so far as it is not or may in the future not be subject to the jurisdiction of the Scottish Courts and the English Courts hereby prorogates and binds itself to submit to the non exclusive jurisdiction of both the Scottish Courts and the English Courts in relation to all actions at the instance of the Landlord arising out of or in connection with the Lease and this Guarantee and also in relation to all lawful execution which may follow as a result of the registration of the Lease and/or this Guarantee for execution and accepts that the choice of jurisdiction (Scotland or England) in which to bring or defend any proceedings or to take any enforcement steps shall in relation to each of such proceedings (and without prejudice to the use of the other jurisdiction for other proceedings or steps) be at the discretion of the Landlord.

6. The Landlord shall have the right to assign this Guarantee to its successors as landlords under the Lease.

7. The Guarantor accepts that it shall not be entitled to rank in the liquidation, bankruptcy or receivership of the Tenant in respect of any payment made by it under the Lease , the new Lease or this Guarantee nor to have any benefits of any securities held by the Landlord or of any payments dividends or composition which the Landlord may receive until the whole claims of the Landlord against the Tenant are satisfied.

8. The Guarantor hereby waives any right to require the Landlord to a proceed first (or at all) against the Tenant or any of its assets or against any other Guarantor or any of its assets and neither the non-exercise of nor any delay in exercising on the part of the Landlord any right power or privilege shall operate as a waiver of this Guarantee nor shall any single or partial exercise of any right power or privilege preclude the further exercise of such right or any other right power or privilege.

9. The Guarantor shall, within seven days of demand, pay to the Landlord the amount of all costs and expenses (including legal fees) properly incurred by the Landlord in connection with the enforcement of, or the preservation of any rights under, this Guarantee.

10. All amounts payable to the Landlord are payable in Sterling or, on that ceasing to be the lawful currency in Scotland, in the lawful currency which replaces it. If, for the purpose of obtaining in any judgment in any court, it is necessary to convert into lawful currency of Singapore (herein called Singapore Dollars) a sum due hereunder in Sterling or the lawful currency of Scotland, the rate of exchange used shall be that at which in accordance with normal banking procedures, the Landlord could purchase Sterling or the lawful currency of Scotland with Singapore Dollars at the spot exchange rate available in New York, New York (USA) on the business day on which a final judgment is given. The obligation of the Guarantor in respect of any such sum due hereunder shall, notwithstanding any judgment in Singapore Dollars, be discharged only to the extent that on the business day following receipt by the Landlord of any sum adjudged to be so due in Singapore Dollars at the spot exchange rate available in New York, New York (USA), the Landlord may, in accordance with normal banking procedures, purchase Sterling or the lawful currency of Scotland with Singapore Dollars; if the Sterling or the lawful currency of Scotland so purchased are less than the sum originally due in Sterling or the lawful currency of Scotland, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Landlord against such loss and if Sterling or the lawful currency of Scotland so purchased exceeds the sum originally due to the Landlord in Sterling or the lawful currency of Scotland, the Landlord agrees to remit such excess to the Guarantor or its assigns.

11. The Guarantor makes (as at the date of this Guarantee only) the warranties set out in this Clause 11 to the Landlord.

(a) It is a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b) It has the power to own its assets and carry on its business as it is being conducted.

11.2 Subject to any general principles of law limiting its obligations and referred to in any legal opinion issued on behalf of the Guarantor with respect to this Guarantee on the date hereof, the obligations expressed to be assumed by it in this Guarantee are legal, valid, binding and enforceable obligations.

11.3 Subject to any general principles of law limiting its obligations and referred to in any legal opinion issued on behalf of the Guarantor with respect to this Guarantee on the date hereof; the entry into and performance by it of this Guarantee do not and will not conflict with:

(a) any law or regulation applicable to it;

(b) its constitutional documents; or

(c) that certain Indenture executed by and between the Tenant, the Guarantor and The Bank of New York, as trustee, dated [                ], 2005.

11.4 It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Guarantee.

11.5 All authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations and registrations required:

(a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Guarantee; and

(b) to make this Guarantee admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

11.6 Its payment obligations under this Guarantee rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.7 Subject to any general principles of law limiting its obligations and referred to in any legal opinion issued on behalf of the Guarantor with respect to this Guarantee on the date hereof:

(a) the choice of Scottish law as the governing law of this Guarantee will be recognised and enforced in its jurisdiction of incorporation.

(b) any judgment obtained in Scotland or England in relation to this Guarantee will be recognised and enforced in its jurisdiction of incorporation.

12. The Guarantor shall supply to the Landlord all documents required to be supplied by the Tenant and the Guarantor pursuant to Clause 2 of Part S of the Schedule to the Lease.

13.

(a) The Guarantor shall make all payments to be made by it without any deduction, withholding or set off whatsoever for or on account of any present and future taxes levies imposts duties fees charges or withholdings of whatever nature and wherever levied charged or assessed, together with any interest thereon and any fines surcharge or penalties in respect thereof (herein called a Tax Deduction), unless a Tax Deduction is required by law.

(b) The Guarantor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Landlord accordingly. Similarly the Landlord shall notify the Guarantor on becoming so aware in respect of a payment payable to it.

(c) If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which, after making any Tax Deduction) leaves an amount equal to the payment which would have become due if no Tax Deduction had been required. PROVIDED THAT the Guarantor shall not be liable to pay any such increase to the extent to which the Tax Deduction in question arises by reason of the Landlord’s failure in (a) completion of procedural formalities necessary to achieve the ability for non-resident Landlords to receive rents gross of deduction of tax at source under a scheme then capable of allowing the Landlord to achieve that on completion of such formalities (including, for the avoidance of doubt, an application to HM Revenue & Customs for a certificate that the Landlord may receive rents gross of deduction at source) or (b) the provision to the Tenant and/or the Guarantor of a certificate or other suitable evidence that these formalities have been completed in reasonable time before the payment was required to be made under this Guarantee.

(d) If the Guarantor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor shall deliver to the Landlord evidence that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14. The Guarantor shall not, in a single transaction or series of transactions (including any merger or consolidation), sell or convey, transfer or lease all or substantially all of its assets (excluding (a) the disposal of stock or cash on an arm’s length basis in the ordinary course of trading, (b) disposals of obsolete or redundant assets which are no longer required for the business of the Guarantor, (c) disposals of assets (other than any shares, heritable or leased properties in Scotland or any trade or business) in exchange for replacement assets comparable or superior as to type, value and quality) (herein called a Guarantor Asset Transfer) to any Person (as such term is defined in the Lease) unless this Guarantee is assigned to and assumed by such Person as a part of such Guarantor Asset Transfer, including all the obligations of the Guarantor hereunder, actual or contingent, and which may have arisen on or prior to the date of such assignation by a written instrument delivered to Landlord at the time of such Guarantor Asset Transfer. Upon any such assignation and assumption by any Person as a part of such Guarantor Asset Transfer in accordance with the foregoing sentence, the Guarantor hereunder shall, on the date of such assignation and assumption, be discharged from all liability under this Guarantee, but entirely without prejudice to the Landlord’s right and any assignee’s obligations hereunder, including those assumed by virtue of the instrument specified in this clause 14. Notwithstanding the foregoing, if in connection with such Guarantor Asset Transfer other than to a member of the Guarantor’s Group (i) immediately after such transaction or transactions, taken in the aggregate, the Tenant has on a consolidated basis (or would, on a consolidated pro forma basis, have) for the Applicable Period (x) a Fixed Charge Coverage Ratio of not less than 1.5 to 1.0 and (y) a Total Debt to EBITDA Ratio of not more than 4.0 to 1.0; or (ii) the Tenant shall deliver to the Landlord a security deposit (the Security Deposit) in the amount of £599,325, then the Landlord shall not require that this Guarantee be assigned to and assumed by such Person as a part of such Guarantor Asset Transfer and the Guarantor hereunder shall on the date of the entry thereunder be discharged from all liability accruing from and after the date of such assignation under this Guarantee. If the Tenant shall deliver the Security Deposit, then (A) the provisions of clause 8.15.3 and 8.15.4 shall apply with respect to the Security Deposit, (B) clause 8.15.5 shall no longer apply except that on the expiration of the Term the Security Deposit shall be promptly returned to the Tenant, and (C) upon written request from the Landlord, the Tenant shall execute an addendum to the Lease-provided by the Landlord amending the Lease to memorialize the foregoing subclauses (A) and (B). For the purpose of this Guarantee, the term Guarantor’s Group shall mean the Guarantor and all its subsidiaries any Holding Company of the Guarantor and all subsidiaries of any such Holding Company, the term EBITDA shall mean EBITDAR less rental expenses, the term Total Debt to EBITDA Ratio shall mean, for any Applicable Period, the ratio of Indebtedness to EBITDA, and the terms Applicable Period, Capital Lease, Capitalized Lease Obligation, Credit Entity, EBITDAR, Fixed Charge Coverage Ratio, Holding Company, Indebtedness, Interest Expense, Net Income or Net Loss and Person shall have the meaning ascribed to such terms in the Lease.

15. Notwithstanding anything in clause 14 to the contrary, a Secured Creditor or any receiver, administrative receiver, liquidator, administrator or other insolvency practitioner appointed by such Secured Creditor then notified in writing to the Landlord shall have the right, without the Landlord’s consent, to conduct a Guarantor Asset Transfer with respect to the Guarantor to a Person provided (i) such Person is demonstrably capable of performing the obligations of the Guarantor under this Guarantee, (ii) such Person purchases all or substantially all of the assets of the Guarantor, and (iii) this Guarantee is assigned to and assumed by such Person as a part of such Guarantor Asset Transfer by a written instrument delivered to Landlord at the time of such assignation. Notwithstanding anything in clause 14 to the contrary, a Secured Creditor or any receiver, administrative receiver, liquidator, administrator or other insolvency practitioner appointed by such Secured Creditor then notified in writing to the Landlord shall have the right, without the Landlord’s consent, to conduct a Guarantor Asset Transfer with respect to the Guarantor to a Person provided (i) such Person is demonstrably capable of performing the obligations of the Guarantor under this Guarantee, (ii) such Person purchases all or substantially all of the assets of the Guarantor, and (iii) this Guarantee is assigned to and assumed by such Person as a part of such Guarantor Asset Transfer by a written instrument delivered to Landlord at the time of such assignation, Provided that, for the avoidance of doubt, nothing in this clause 15 shall prevent a Secured Creditor or any receiver, administrative receiver, liquidator, administrator or other insolvency practitioner appointed by such Secured Creditor then notified in writing to the Landlord from conducting a Guarantor Asset Transfer with respect to the Guarantor without the Landlord’s consent if the Tenant shall immediately after such transaction or transactions, taken in the aggregate, no longer be a member of the Guarantor’s Group.

16. Any demand or notice to be served on the Guarantor under this Guarantee will be validly served if sent by First Class Recorded Delivery, internationally recognised over night delivery service or facsimile addressed to the Guarantor at its address set forth above or its last known address (Facsimile Number: 011- 44-(0)131-3334477) with a copy to the following: Dechert UP, 160 Queen Victoria Street, London EC4V 4QQ, Attention: DW/354509, Facsimile Number: 011-44-(0)20-7184-7001. Any notice to be served on the Landlord will be validly served if sent by First Class Recorded Delivery, internationally recognised over night delivery service or facsimile addressed to the Landlord at its registered office or its last known address (Facsimile Number: 001-212-492-8922) together with a copy to the following: Reed Smith UP, 2500 One Liberty Place, Philadelphia PA, 19103-7301, USA, Attention: Chairman, Real Estate, Facsimile Number: 001-215-851-1420. Any demand or notice sent by post or facsimile will be conclusively treated as having been served either (a) if in writing, when delivered or refused; or (b) if by facsimile, when confirmed by an activity report confirming the facsimile number to which such notice was sent, the number of pages transmitted and that such transmission was successfully completed. However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place. The address and facsimile number of each party for all notices under of in connection with this Guarantee are: (a) those notified by that party for this purpose to the other parties on or before the date of this Guarantee; or (b) any other notified by that party for this purpose to the other parties by not less than 10 days’ notice. All notices or communications under or in connection with this Agreement shall be in English.

17. This Guarantee shall be governed by and construed and enforced in accordance with the laws of Scotland

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]